Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re:	)	Chapter 11
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SABINE OIL & GAS CORPORATION, et al.,(1))		Case No. 15-11835 (SCC)
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Debtors.	)	(Jointly Administered)
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SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

OF SABINE OIL & GAS CORPORATION AND ITS DEBTOR AFFILIATES

Paul M. Basta, P.C.	James H.M. Sprayregen, P.C.
Jonathan S. Henes, P.C.	Ryan Blaine Bennett (admitted pro hac vice)
Christopher Marcus, P.C.	Brad Weiland (admitted pro hac vice)
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue	300 North LaSalle Street
New York, New York 10022	Chicago, Illinois 60654
Telephone: (212) 446-4800	Telephone: (312) 862-2000
Facsimile: (212) 446-4900	Facsimile: (312) 862-2200

Counsel to the Debtors and Debtors in Possession

April 29, 2016

(1)         The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include:  Sabine Oil & Gas Corporation (4900); Giant Gas Gathering LLC (3438); Sabine Bear Paw Basin LLC (2656); Sabine East Texas Basin LLC (8931); Sabine Mid-Continent Gathering LLC (6085); Sabine Mid-Continent LLC (6939); Sabine Oil & Gas Finance Corporation (2567); Sabine South Texas Gathering LLC (1749); Sabine South Texas LLC (5616); and Sabine Williston Basin LLC (4440).  The location of Debtor Sabine Oil & Gas Corporation’s corporate headquarters and the Debtors’ service address is:  1415 Louisiana, Suite 1600, Houston, Texas 77002.

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C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	36
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	37
E.	Indemnification Obligations	37
F.	Insurance Policies	37
G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	38
H.	Reservation of Rights	38
I.	Nonoccurrence of Effective Date	38
J.	Contracts and Leases Entered into After the Effective Date	38

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		38
A.	Timing and Calculation of Amounts to Be Distributed	38
B.	Distributions on Account of Obligations of Multiple Debtors	39
C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	39
D.	Securities Registration Exemption	40
E.	Compliance with Tax Requirements/Allocations	41
F.	No Postpetition Interest on Claims	41
G.	Claims Paid or Payable by Third Parties	41

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		42
A.	Resolution of Disputed Claims	42
B.	Disallowance of Claims	43
C.	Amendments to Claims	43
D.	No Distributions Pending Allowance	43
E.	Distributions After Allowance	43
F.	Reserve of New Common Stock and Tranche 2 Warrants	44

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		44
A.	Settled and Released Claims	44
B.	Release in Favor of RBL Released Parties	45
C.	Discharge of Claims and Termination of Interests	45
D.	Term of Injunctions or Stays	46
E.	Release of Liens	46
F.	Debtor Release	46
G.	Third Party Release	47
H.	Exculpation	48
I.	Injunction	48
J.	Waiver of Statutory Limitations on Releases	49
K.	Protection Against Discriminatory Treatment	49
L.	Subordination	49
M.	Setoffs	49
N.	Special Provision Governing Accrued Professional Compensation Claims and Final Fee Applications	50

Article IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		50
A.	Conditions Precedent to Confirmation	50
B.	Conditions Precedent to the Effective Date	50
C.	Waiver of Conditions	51
D.	Substantial Consummation	51
E.	Effect of Non-Occurrence of Conditions to the Effective Date	51

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		51
A.	Modification and Amendments	51
B.	Effect of Confirmation on Modifications	52
C.	Revocation or Withdrawal of the Plan	52

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Article XI. RETENTION OF JURISDICTION		52

Article XII. MISCELLANEOUS PROVISIONS		54
A.	Immediate Binding Effect	54
B.	Additional Documents	54
C.	Dissolution of the Committee	54
D.	Reservation of Rights	54
E.	Successors and Assigns	55
F.	Service of Documents	55
G.	Term of Injunctions or Stays	55
H.	Entire Agreement	56
I.	Exhibits	56
J.	Nonseverability of Plan Provisions	56
K.	Votes Solicited in Good Faith	56
L.	Closing of Chapter 11 Cases	56

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INTRODUCTION

Sabine Oil & Gas Corporation (“Sabine”) and its debtor affiliates, as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”) propose this amended joint plan of reorganization (together with the documents comprising the Plan Supplement, the “Plan”) for the resolution of outstanding Claims against, and Interests in, the Debtors.  Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof.  Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.                                     Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1.             “2017 Senior Notes” means the 9.75 percent senior notes due 2017 pursuant to the 2017 Senior Notes Indenture (as amended, modified, waived, or supplemented from time to time and with all supplements and exhibits thereto), outstanding in the amount of $364,123,958.33 as of the Petition Date.

2.             “2019 Senior Notes” means the 7.25 percent senior notes due 2019 pursuant to the 2019 Senior Notes Indenture (as amended, modified, waived, or supplemented from time to time and with all supplements and exhibits thereto), outstanding in the amount of $602,238,560.79 as of the Petition Date.

3.             “2020 Senior Notes” means the 7.50 percent senior notes due 2020 pursuant to the 2020 Senior Notes Indenture (as amended, modified, waived, or supplemented from time to time and with all supplements and exhibits thereto), outstanding in the amount of $227,592,906.88 as of the Petition Date.

4.             “2017 Senior Notes Claims” means all Claims against any Debtor arising from or based upon the 2017 Senior Notes or the 2017 Senior Notes Indenture, including accrued unpaid prepetition interest, costs, fees, and indemnities).

5.             “2019 Senior Notes Claims” means all Claims against any Debtor arising from or based upon the 2019 Senior Notes or the 2019 Senior Notes Indenture, including accrued unpaid prepetition interest, costs, fees, and indemnities).

6.             “2020 Senior Notes Claims” means all Claims against any Debtor arising from or based upon the 2020 Senior Notes or the 2020 Senior Notes Indenture, including accrued unpaid prepetition interest, costs, fees, and indemnities).

7.             “2017 Senior Notes Indenture” means that certain Indenture, dated as of February 12, 2010, between Sabine and the 2017 Senior Notes Indenture Trustee (together with any predecessors, successors or assigns and other parties from time to time thereto), providing for the issuance of the 2017 Senior Notes (as amended, modified, waived, or supplemented from time to time and with all supplements and exhibits thereto).

8.             “2019 Senior Notes Indenture” means that certain Indenture, dated as of June 6, 2007, between Sabine and the 2019 Senior Notes Indenture Trustee (together with any predecessors, successors or assigns and other parties from time to time thereto), providing for the issuance of the 2019 Senior Notes (as amended, modified, waived, or supplemented from time to time and with all supplements and exhibits thereto).

9.             “2020 Senior Notes Indenture” means that certain Indenture, dated as of September 17, 2012, between Sabine and the 2020 Senior Notes Indenture Trustee (together with any predecessors, successors or assigns and other parties from time to time thereto), providing for the issuance of the 2020 Senior Notes (as amended, modified, waived, or supplemented from time to time and with all supplements and exhibits thereto).

10.          “2017 Senior Notes Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., (together with any predecessors, successors or assigns), solely in its capacity as indenture trustee under the 2017 Senior Notes Indenture.

11.          “2019 Senior Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, (together with any predecessors, successors or assigns), solely in its capacity as indenture trustee under the 2019 Senior Notes Indenture.

12.          “2020 Senior Notes Indenture Trustee” means Delaware Trust Company, (together with any predecessors, successors or assigns), solely in its capacity as indenture trustee under the 2020 Senior Notes Indenture.

13.          “Accrued Professional Compensation Claims” means Claims for all accrued, contingent or unpaid fees and expenses (including success fees) for legal, financial advisory, accounting, and other services and reimbursement of expenses of Committee and Estate Professionals that are awardable and allowable under sections 328, 330, or 331 of the Bankruptcy Code or otherwise Allowed before the Effective Date, (a) all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been Filed for any such amount) and (b) after applying any retainer that has been provided to such Professional.  To the extent that the Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

14.          “Adequate Protection Claims” has the meaning assigned to such term in the Cash Collateral Order.

15.          “Adequate Protection Liens” has the meaning assigned to such term in the Cash Collateral Order.

16.          “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Accrued Professional Compensation Claims; and (c) any Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

17.          “Administrative Claims Bar Date” means the first Business Day that is 30 days following the Effective Date, except as specifically set forth in the Plan or a Final Order, which shall serve as the deadline for filing and service of a request for payment of an Administrative Claim, other than a Claim arising under section 503(b)(9) of the Bankruptcy Code as provided under the Claims Bar Date Order.

18.          “Adversary Proceeding” means that proceeding before the Court numbered 15-01126, as initiated by the Complaint Against Wilmington Trust, N.A. [Adv. Proc., Docket No. 1].

19.          “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

20.          “Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date (or for which Claim under the Plan, the Bankruptcy Code, or a Final Order of the Court a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order of the Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Court, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order.  Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Court.  Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.  For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim.  “Allow” and “Allowing” shall have correlative meanings.

21.          “Approved Broker-Dealer” means any of Goldman, Sachs & Co.; Morgan Stanley & Co., LLC; or Credit Suisse Securities (USA) LLC, as selected in good faith by the then existing board of directors of New Holdco at the time of the applicable “Change of Control” or sale transaction set forth in Article IV.B.1.b(ii) or (iii), which broker-dealer (a) does not, and whose directors, officers, employees or affiliates do not, have a material financial interest for its proprietary account in New Holdco or any of the Reorganized Debtors; (b) has not been engaged as an advisor by New Holdco or any of the Reorganized Debtors during the twelve months prior to the date of the applicable Change of Control or sale transaction; and (c) in the judgment of the then existing board of directors of New Holdco, is otherwise independent with respect to New Holdco, the Reorganized Debtors and the holders of Warrants.

22.          “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code; provided that Avoidance Actions do not include Released Claims or Settled Claims.

23.          “Ballot” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received by the Notice and Claims Agent on or before the Voting Deadline.

24.          “Bankruptcy Code” means title 11 of the United States Code, as amended and in effect during the pendency of the Chapter 11 Cases.

25.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court.

26.          “Barclays” means Barclays Bank PLC, in its capacity as an RBL Lender.

27.          “Black-Scholes Method” shall mean the standard Black-Scholes options pricing model as determined by the Approved Broker-Dealer in good faith in accordance with its customary practices for calculating the value of warrants; provided that certain of the Black-Scholes inputs shall be determined as follows: (a) the risk free rate input shall reflect the annual yield of the then prevailing U.S. Treasury Note to the date closest to the expiry of the Warrants; (b) the “term” input shall be the time in years (without rounding) remaining until the scheduled expiration of the Warrants; and (c) the underlying price of the New Common Stock in New Holdco shall be the price implied by the applicable “Change of Control” or sale transaction set forth in Article IV.B.1.b(ii) or (iii).

28.          “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

29.          “Cash” means the legal tender of the United States of America or the equivalent thereof.

30.          “Cash Collateral Order” means the Final Order Pursuant to 11 U.S.C. §§105, 361, 362, 363 and 507, Bankruptcy Rules 2002, 4001 and 9014 and Local Bankruptcy Rule 4001-2 (I) Authorizing Debtors’ Limited Use of Cash Collateral, (II) Granting Adequate Protection to the Prepetition Secured Parties and (III) Modifying the Automatic Stay, entered by the Court on September 16, 2015 [Docket No. 339], as subsequently extended by notice on December 28, 2015 [Docket No. 658], by bridge order on February 16, 2016 [Docket No. 820], by bridge order on March 15, 2016 [Docket No. 883], and by order on April 7, 2016 [Docket No. 958], as the same may be amended, modified or extended from time to time, authorizing the Debtors to use cash collateral and granting adequate protection to the RBL Agent, the RBL Lenders, the Second Lien Agent, and the Second Lien Lenders.

31.          “Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law.  For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code (including Avoidance Actions); (d) any Claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar Claim.

32.          “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Court.

33.          “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

34.          “Claims Bar Date” means the date by which a Proof of Claim must be or must have been Filed, as established by (a) the Claims Bar Date Order, or (b) any other Final Order of the Court, as applicable.

35.          “Claims Bar Date Order” means that certain order entered by the Court on November 10, 2015 [Docket No. 502], establishing the Claims Bar Dates.

36.          “Claims Objection Deadline” means the deadline for objecting to a Claim, which shall be on the date that is the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Court for objecting to such Claims.

37.          “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

38.          “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

39.          “Combination” means the combination of Forest Oil and Old Sabine first announced in May 2014 and consummated in December 2014.

40.          “Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on July 28, 2015 [Docket No. 90], as subsequently reconstituted on November 10, 2015 [Docket No. 499].

41.          “Committee Members” means each of the following, in each case solely in its capacity as a member of the Committee:  (a) The Bank of New York Mellon Trust Company, N.A.; (b) Aurelius Capital Partners, LP; (c) AQR Diversified Arbitrage Fund; (d) Asset Risk Management, LLC; and (e) Wilmington Savings Fund Society, FSB.

42.          “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

43.          “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

44.          “Confirmation Hearing” means the hearing held by the Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

45.          “Confirmation Order” means an order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

46.          “Consummation” means the occurrence of the Effective Date.

47.          “Convenience Claims” means all Allowed General Unsecured Claims against any Debtor in an Allowed amount that is greater than $0 but less than or equal to $500,000; provided that a Holder of a General Unsecured Claim in an Allowed amount greater than $500,000 may elect to have such Claim irrevocably reduced to $500,000 and treated as a Convenience Claim for purposes of the Plan in full and final satisfaction of such Claim.

48.          “Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Southern District of New York.

49.          “Cure Claim” means a monetary Claim based upon the Debtors’ defaults under any Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

50.          “Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (a) procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases; (b) Cure Claims to be paid in connection therewith; and (c) procedures for resolution by the Court of any related disputes.

51.          “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) of any of the Debtors for current or former directors’, managers’, and officers’ liability.

52.          “Debtors” means, collectively:  (a) Sabine Oil & Gas Corporation; (b) Giant Gas Gathering LLC; (c) Sabine Bear Paw Basin LLC; (d) Sabine East Texas Basin LLC; (e) Sabine Mid-Continent Gathering LLC; (f) Sabine Mid-Continent LLC; (g) Sabine Oil & Gas Finance Corp.; (h) Sabine South Texas Gathering LLC; (i) Sabine South Texas LLC; and (j) Sabine Williston Basin LLC, each as a debtor and debtor-in-possession in these Chapter 11 Cases.

53.          “Debtor Subsidiaries” means, collectively, each Debtor other than Sabine.

54.          “Disallowed” means, with respect to any Claim, a Claim or any portion thereof that (a) has been disallowed by a Final Order, (b) is Scheduled as zero or as contingent, disputed, or unliquidated and as to which no Proof of Claim or request for payment of an Administrative Claim has been timely filed or deemed timely filed with the Court pursuant to either the Bankruptcy Code or any Final Order of the Court or otherwise deemed timely filed under applicable law or this Plan, (c) is not Scheduled and as to which no Proof of Claim or request for payment of an Administrative Claim has been timely filed or deemed timely filed with the Court pursuant to either the

Bankruptcy Code or any Final Order of the Court or otherwise deemed timely filed under applicable law or this Plan, (d) has been withdrawn by agreement of the applicable Debtor and the Holder thereof, or (e) has been withdrawn by the Holder thereof.

55.          “Disclosure Statement” means the Disclosure Statement for the Second Amended Joint Chapter 11 Plan of Reorganization of Sabine Oil & Gas Corporation and its Debtor Affiliates [Docket No. 1061, Ex. B], as may be further amended from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

56.          “Disputed” means a Claim that is in dispute or is otherwise not yet Allowed.

57.          “Disputed Claim Amount”  means (a) if a liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim:  (i) the liquidated amount set forth in the Proof of Claim relating to the Disputed Claim, (ii) an amount agreed to by the Debtors or the Reorganized Debtors, as applicable, with the consent of the RBL Agent, which consent shall not be unreasonably withheld, and the Holder of such Disputed Claim, or (iii) if a request for estimation is Filed by any party, the amount at which such Disputed Claim is estimated by the Court; (b) if no liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim:  (i) an amount agreed to by the Debtors or the Reorganized Debtors, as applicable, with the consent of the RBL Agent, which consent shall not be unreasonably withheld, and the Holder of such Disputed Claim, (ii) the amount estimated by the Court with respect to such Disputed Claim, or (iii) the amount estimated with respect to the Disputed Claim in good faith by the Debtors or Reorganized Debtors, as applicable, with the consent of the RBL Agent, which consent shall not be unreasonably withheld; or (c) zero, if the Disputed Claim was listed on the Schedules as unliquidated, contingent, or disputed and no Proof of Claim was Filed, or deemed to have been Filed, by the applicable Claims Bar Date and the Claim has not been resolved by written agreement of the parties or an order of the Court.

58.          “Distribution Record Date” means the date for determining which Holders of Claims or Interests are eligible to receive distributions hereunder, which date shall be (a) the Effective Date or (b) such other date as designated in a Court Order; provided that the Distribution Record Date shall not apply to publicly held securities.

59.          “DTC” means the Depository Trust Company.

60.          “Effective Date” means, with respect to the Plan, the date that is a Business Day selected by the Debtors subject to the consent of the RBL Agent, which consent shall not be unreasonably withheld, on which:  (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IX.A and IX.B have been satisfied (or waived in accordance with Article IX.C); and (c) the Plan is declared effective.

61.          “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

62.          “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

63.          “Exculpation” means the exculpation set forth in Article VIII of the Plan.

64.          “Exculpated Claim” means any Released Claim, Settled Claim, Cause of Action or any Claim related to any act or omission derived from, based upon, related to, or arising from the Debtors’ in or out-of-court restructuring efforts, the Chapter 11 Cases, the marketing process, formulation, preparation, dissemination, negotiation, or Filing of the Disclosure Statement, the Plan, or any contract, instrument, release or other agreement or document (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with any of the foregoing, including: (a) the issuance of the New Common Stock and Warrants; (b) the execution, delivery, and performance of the Exit Revolver Credit Facility Documents, the New Second Lien Credit Facility Documents, the New Organizational Documents, the Management Incentive Plan, the Restructuring Transactions, the Stockholders’ Agreement, the Registration Rights Agreement, or the Warrant Agreements; and (c)

the distribution of property under the Plan or any other agreement under the Plan; provided that the Exculpated Parties shall be entitled, in all respects, to reasonably rely upon the advice of counsel with respect to the foregoing; provided further that the foregoing shall not be deemed to release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising under the Confirmation Order, the Plan, the Exit Revolver Credit Facility Documents, the New Second Lien Credit Facility Documents, the Stockholders’ Agreement, the Registration Rights Agreement, the Warrant Agreements, and any contracts, instruments, releases, and other agreements or documents delivered in connection with, or contemplated by, the foregoing.

65.          “Exculpated Parties” means each of: (a) the Debtors; (b) the Reorganized Debtors; (c) the Committee and Committee Members; (d) the RBL Agent; (e) the RBL Lenders; (f) the Exit Revolver Agent; (g) the New Second Lien Agent; (h) the Second Lien Agent; (i) the Second Lien Lenders; (j) the DTC; and (k) with respect to each of the foregoing Entities in clauses (a) through (i), such Entity’s current and former affiliates, officers, directors, managers, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

66.          “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

67.          “Exit Revolver Agent” means Wells Fargo Bank, N.A., in its capacities as the administrative agent and collateral agent under the Exit Revolver Credit Facility Agreement and the other Exit Revolver Credit Facility Documents.

68.          “Exit Revolver Credit Facility” means the first priority revolving credit facility made available to the Reorganized Debtors on and after the Effective Date pursuant to the Exit Revolver Credit Facility Agreement.

69.          “Exit Revolver Credit Facility Agreement” means that certain credit agreement (a substantially final form of which shall be included in the Plan Supplement) to be entered into on the Effective Date by and among New Holdco, Reorganized Sabine, as borrower, the Exit Revolver Agent, the RBL Lenders, as lenders thereunder, and the other parties thereto, which shall be in form and substance satisfactory to the Debtors and the RBL Agent.

70.          “Exit Revolver Credit Facility Documents” means, collectively, the Exit Revolver Credit Facility Agreement and all related amendments, supplements, ancillary agreements, notes, pledges, collateral agreements, mortgages, deeds of trust, and other documents or instruments to be executed or delivered in connection with the Exit Revolver Credit Facility, which shall be in form and substance satisfactory to the Debtors and the RBL Agent and consistent with the terms set forth in Article IV.B.2 herein.

71.          “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

72.          “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Court or, with respect to the filing or submission of a Proof of Claim or proof of Interest, the Notice and Claims Agent.

73.          “Final Order” means an order or judgment of the Court (or any other court of competent jurisdiction) entered by the Clerk of the Court (or any other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been reversed, stayed, modified, amended, or vacated, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing shall be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with rule 8002 of the Bankruptcy Rules; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

74.          “Forest Oil” means that entity Forest Oil Corporation in existence prior to the Combination.

75.          “General Unsecured Claim” means any Claim against any Debtor that is not otherwise paid in full during the Chapter 11 Cases pursuant to an order of the Court and is not: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) an Other Secured Claim; (e) an RBL Secured Claim; (f) a Second Lien Claim; (g) a Senior Notes Claim; (h) an Intercompany Claim; (i) a Section 510(b) Claim; or (j) a Convenience Claim; provided that any Holder of a General Unsecured Claim in an Allowed amount greater than $500,000 may elect to have such Claim irrevocably reduced to $500,000 and treated as a Convenience Claim for purposes of the Plan in full and final satisfaction of such Claim.

76.          “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

77.          “Holder” means any Entity holding a Claim or an Interest.

78.          “Huntington Payment” means that payment made to the Debtors from Huntington National Bank on July 21, 2015, in the amount of $19,729,905, as a result of the termination of that certain ISDA Master Agreement, dated as of December 10, 2013, between Huntington National Bank and Old Sabine.

79.          “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

80.          “Independent Directors’ Committee” means that special committee formed by Sabine’s board of directors on May 15, 2015, to conduct and oversee the investigation of potential claims and causes of action that the Debtors or certain of their stakeholders might possess against creditors and others related to the Combination.

81.          “Intercompany Claim” means any Claim held by one Debtor or a Non-Debtor Subsidiary against another Debtor.

82.          “Intercompany Interest” means, other than a Sabine Equity Interest, (a) an Interest in one Debtor or Non-Debtor Subsidiary held by another Debtor or Non-Debtor Subsidiary or (b) an Interest in a Debtor or a Non-Debtor Subsidiary held by an Affiliate of a Debtor or a Non-Debtor Subsidiary.

83.          “Intercreditor Agreement” means that certain intercreditor agreement between Old Sabine (n/k/a Sabine) and certain of its subsidiaries, the other parties thereto as Guarantors (as defined therein), the RBL Agent, and the Second Lien Agent, dated as of December 14, 2012 (as amended, modified, waived, or supplemented from time to time and with all supplements and exhibits thereto).

84.          “Interests” means the common stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor and options, warrants, rights, or other securities or agreements to acquire the common stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement).

85.          “Interim Compensation Order” means that certain order entered by the Court on August 10, 2015 [Docket No. 156], establishing procedures for the compensation of Professionals.

86.          “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1—4001.

87.          “LIBOR” shall mean an interest rate based on the London interbank offered rate as administered by the ICE Benchmark Administration and further described in the Exit Revolver Credit Facility Agreement or the New Second Lien Credit Facility Agreement, as applicable.

88.          “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

89.          “Management Incentive Plan” means the post-Effective Date management incentive plan for the benefit of management, certain continuing employees of the Reorganized Debtors and members of the New Board of New Holdco, as further described in Article IV.M.

90.          “Management Incentive Plan Documents” means those definitive documents relating to the Management Incentive Plan and included in the Plan Supplement, which shall be in form and substance reasonably satisfactory to the Debtors and the RBL Agent.

91.          “ML Commodities Proceeds” means that payment made to the Debtors by Merrill Lynch Commodities on July 15, 2015, in the amount of $4,594,250, as a result of the termination of that certain ISDA Master Agreement, dated as of November 13, 2009, between Merrill Lynch Commodities, Inc. and NFR Energy LLC.

92.          “New Boards” means the initial board of directors, members, or managers, as applicable, of New Holdco or each Reorganized Debtor, as applicable.

93.          “New Common Stock” means the number of shares of common stock in New Holdco.

94.          “New Holdco” means the newly-formed Delaware holding company that will become the parent of Reorganized Sabine on the Effective Date and the issuer of the New Common Stock and Warrants under the Plan.(2)

95.          “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of New Holdco and each of the Reorganized Debtors, which shall be in form and substance reasonably acceptable to the Debtors and the RBL Agent.  The New Organizational Documents of New Holdco shall be included in the Plan Supplement.

96.          “New Second Lien Agent” means the administrative agent (including its successors and assigns), in its capacity as administrative agent and collateral agent under the New Second Lien Credit Facility Agreement and the other New Second Lien Credit Facility Documents.

97.          “New Second Lien Credit Facility” means the second priority secured term loan to be made available to the Reorganized Debtors on and after the Effective Date pursuant to the New Second Lien Credit Facility Agreement.

98.          “New Second Lien Credit Facility Agreement” means that certain credit agreement (a substantially final form of which shall be included in the Plan Supplement) to be entered into on the Effective Date by and among New Holdco, Reorganized Sabine, as borrower, the New Second Lien Agent, and the RBL Lenders, as lenders thereunder, which shall be in form and substance satisfactory to the Debtors and the RBL Agent.

99.          “New Second Lien Credit Facility Documents” means, collectively, the New Second Lien Credit Facility Agreement and all related amendments, supplements, ancillary agreements, notes, pledges, collateral agreements, mortgages, deeds of trust, and other documents or instruments to be executed or delivered in connection with the New Second Lien Credit Facility, which shall be in form and substance satisfactory to the Debtors and the RBL Agent and consistent with the terms set forth in Article IV.B.3 herein.

100.        “Non-Debtor Subsidiaries” means: (a) New Forest Oil, Inc.; (b) Forest Oil Merger Sub Inc.; (c) Lantern Drilling Company; (d) Forest Texas Gathering Company; (e) Sabine NY Merger Subsidiary, Inc.; and (f) Sabine Oil and Gas Corporation (DE).

101.        “Notice and Claims Agent” means Prime Clerk LLC.

(2)         The structure of New Holdco remains under discussion.

102.        “Old Forest RBL” means that Third Amended and Restated Credit Agreement, dated as of June 30, 2011 issued to Forest Oil (as amended, supplemented or otherwise modified from time to time).

103.        “Old Sabine” means that entity Sabine Oil & Gas LLC in existence prior to the Combination.

104.        “Old Sabine RBL” means the Amended and Restated Credit Agreement, dated as of April 28, 2009, by and among Old Sabine, as borrower, Wells Fargo Bank, National Association, as successor administrative agent, and the other parties thereto.

105.        “Old Sabine Second Lien Credit Facility” means that Second Lien Credit Facility Agreement by and among Old Sabine, as borrower, Bank of America, N.A., as administrative agent, and the other parties thereto.

106.        “Ordinary Course Professionals” shall mean the various attorneys, accountants, auditors, and other professionals the Debtors employ in the ordinary course of their business and retained by the Debtors pursuant to the Ordinary Course Professionals Order.

107.        “Ordinary Course Professionals Order” shall mean that certain order entered by the Court on August 10, 2015 [Docket No. 155], establishing the procedures for retaining the Ordinary Course Professionals.

108.        “Other Priority Claim” means any Allowed Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than:  (a) an Administrative Claim; or (b) a Priority Tax Claim, to the extent such Claim has not already been paid during the Chapter 11 Cases.

109.        “Other Secured Claim” means any Secured Claim against any Debtor that is not an RBL Secured Claim or Second Lien Adequate Protection Claim.

110.        “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

111.        “Petition Date” means July 15, 2015, the date on which the Debtors commenced the Chapter 11 Cases.

112.        “Plan” means this Second Amended Joint Chapter 11 Plan of Reorganization of Sabine Oil & Gas Corporation and its Debtor Affiliates [Docket No. 1061, Ex. A], as the same may be further amended, supplemented, or modified from time to time in accordance with the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices and schedules thereto.

113.        “Plan Supplement” means the documents and forms of documents, schedules, and exhibits to the Plan, to be Filed by the Debtors no later than 10 days before the Voting Deadline, and additional documents or amendments to previously Filed documents, Filed before the Confirmation Date as amendments to the Plan Supplement, including the following, as applicable:  (a) the New Organizational Documents of New Holdco and Reorganized Sabine; (b) the Warrant Agreements; (c) the Schedule of Rejected Executory Contracts and Unexpired Leases; (d) a list of retained Causes of Action; (e) the Management Incentive Plan Documents; (f) the Exit Revolver Credit Facility Agreement; (g) the New Second Lien Credit Facility Agreement; (h) the Registration Rights Agreement; (i) a description of the Restructuring Transaction, if applicable; and (j) the Stockholders’ Agreement.  Such documents shall be consistent with the terms hereof and shall be in form and substance reasonably acceptable to the Debtors, the RBL Agent, and the Second Lien Agent; provided that in the case of the Second Lien Agent, only the Warrant Agreements shall be in form and substance reasonably acceptable to the Second Lien Agent, and all other documents to be included in the Plan Supplement shall be deemed to be acceptable to the Second Lien Agent unless the terms thereof adversely affect the recoveries of Holders of Second Lien Claims in a manner that is disproportionate to other similarly situated minority holders of New Common Stock.  The Debtors shall have the right to amend all of the documents contained in, and the exhibits to, the Plan Supplement through the Effective Date, with the consent of the RBL Agent, which consent shall not be unreasonably withheld; provided however that the Second Lien Agent shall only be given a consent right with respect to (i) amendments to the terms of the Warrant Agreements and (ii) amendments to any other documents only to the extent that such amendment adversely affects the recoveries of Holders of Second Lien Claims in a manner that is disproportionate to other similarly situated minority holders of New Common Stock, in each case which consent shall not be unreasonably withheld.

114.        “Priority Claims” means Priority Tax Claims and Other Priority Claims.

115.        “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

116.        “Pro Rata” means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that respective Class, or the proportion that Allowed Claims or Allowed Interests in a particular Class bear to the aggregate amount of Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interests under the Plan.

117.        “Professional” means an Entity employed pursuant to a Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

118.        “Professional Fee Escrow” means an interest-bearing account, which shall be funded no later than the Effective Date, to hold and maintain an amount of Cash equal to the Professional Fee Escrow Amount funded by the Debtors on the Effective Date solely for the purpose of paying all Allowed and unpaid Accrued Professional Compensation Claims of the Debtors’ Professionals.

119.        “Professional Fee Escrow Amount” means the amount of Cash transferred by the Debtors to the Professional Fee Escrow to pay Accrued Professional Compensation Claims of the Debtors’ Professionals.

120.        “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

121.        “RBL Agent” means Wells Fargo Bank, National Association (including its predecessors, successors, and assigns), in its capacities as administrative agent and collateral agent under the RBL Credit Agreement and the other RBL Credit Facility Documents.

122.        “RBL Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of December 16, 2014 (as amended, modified, waived, or supplemented from time to time and with all supplements and exhibits thereto), by and among Sabine, the RBL Agent and the RBL Lenders party thereto.

123.        “RBL Credit Facility” means the reserve-based revolving credit facility under the RBL Credit Agreement.

124.        “RBL Credit Facility Documents” means, collectively, the RBL Credit Agreement and all related amendments, supplements, ancillary agreements, notes, pledges, documents, collateral agreements, mortgages, deeds of trust, and other documents or instruments executed or delivered in connection with the RBL Credit Facility.

125.        “RBL Equity Pool” means ninety-three percent (93%) of the New Common Stock to be issued and outstanding as of the Effective Date, subject to dilution by the Warrants and shares issued in connection with the Management Incentive Plan.

126.        “RBL Lenders” means, collectively, those entities identified as “Lenders”, “Issuing Banks”, or “Secured Swap Parties” under the RBL Credit Agreement and their predecessors, successors, and assigns.

127.        “RBL Released Party” means, collectively (a) the RBL Agent (in its capacity as agent under the Old Sabine RBL and the RBL Credit Facility Documents); (b) the RBL Lenders in their capacities as “Lenders” “Issuing Banks” or “Secured Swap Parties” under the RBL Credit Facility Documents, the Old Sabine RBL and the Old Forest RBL; and (c) such Entity and its affiliates, and such Entity and its affiliates’ current and former equity

Holders (regardless of whether such Interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

128.        “RBL Secured Claim” means (a) any Claim against any Debtor arising from or based upon the RBL Credit Facility Documents, which shall be Allowed in the aggregate principal amount of $926,779,412.40, plus all other obligations related thereto, including any accrued unpaid prepetition and post-petition interest, costs, fees, and indemnities and (b) any Adequate Protection Claims granted as adequate protection for the benefit of the RBL Agent and the RBL Lenders.

129.        “Registration Rights Agreement” means the Registration Rights Agreement with respect to the New Common Stock, substantially in the form to be included in the Plan Supplement.

130.        “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

131.        “Released Claims” means all Claims and Causes of Action (other than the Settled Claims) made, or which could have been made, on behalf of the Debtors or the Non-Debtor Subsidiaries, including the constructive fraudulent conveyances, the intentional fraudulent transfers, breaches of fiduciary duty, aiding and abetting breaches of fiduciary duty, debt recharacterization, equitable subordination and other claims for reallocation of value made during the STN trial, including the (a) Proposed Complaint for Constructive Fraudulent Conveyance and Related Relief annexed to the Motion of the Official Committee of Unsecured Creditors For (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of The Debtors’ Estates And (II) Non-Exclusive Settlement Authority [Docket No. 518]; (b) Motion of the Forest Notes Indenture Trustees’ for Entry of an Order Pursuant to § 1109(b) Granting Leave, Standing and Authority to Prosecute and, if Appropriate, Settle Certain Claims on Behalf of the Estate of Sabine Oil & Gas Corporation (f/k/a Forest Oil, Inc.) [Docket No. 521]; (c) Joinder of the Bank of New York Mellon Trust Company, N.A. to Motion of The Official Committee of Unsecured Creditors for (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of the Debtors’ Estates; and (II) Related Relief [Docket No. 520]; (d) Proposed Complaint for (I) Intentional Fraudulent Conveyance; (II) Breach of Fiduciary Duty; (III) Aiding and Abetting Breach of Fiduciary Duty; (IV) Equitable Subordination; (V) Debt Recharacterization; (IV) and Related Relief annexed to the Second Motion of the Official Committee Of Unsecured Creditors for (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of the Debtors’ Estates and (II) Non-Exclusive Settlement Authority [Docket No. 609]; (e) Joinder of the Bank of New York Mellon Trust Company, N.A. to Second Motion of the Official Committee of Unsecured Creditors For (I) Leave, Standing, And Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of The Debtors’ Estates and (II) Non-Exclusive Settlement Authority [Docket No. 611]; (f) Joinder of the Forest Notes Trustees to Second Motion of the Official Committee of Unsecured Creditors For (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of the Debtors’ Estates and (II) Non-Exclusive Settlement Authority [Docket No. 612]; (g) Notice of Amendment of Motion of the Forest Notes Indentures Trustees for Entry of an Order Pursuant to § 1109(B) Granting Leave, Standing and Authority to Prosecute and, if Appropriate, Settle Certain Claims on Behalf of the Estate of Sabine Oil & Gas Corporation (f/k/a Forest Oil Corp.) [Docket No. 712]; and (h) Court’s decision read into the record on March 24, 2016 at the conclusion of the STN trial.

132.        “Released Party” means each of the following in their capacity as such: (a) the Second Lien Agent; (b) the Second Lien Lenders; (c) the Committee and Committee Members; (d) current direct and indirect Interest Holders in Sabine; (e) any Holder of a Claim or Interest; (f) the DTC; and (g) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clause (a) through (e), such Entity and its affiliates, and such Entity and its affiliates’ current and former equity Holders (regardless of whether such Interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, and only to the extent such party does not elect on its Ballot or Court-approved election form to opt out of the third party release contained in Article VIII.G.

133.        “Releasing Party” means any Holder of a Claim or Interest that does not elect on its Ballot or Court-approved election form to opt out of the third party release contained in Article VIII.G.

134.        “Reorganized Debtors” means the Debtors, or any successors thereto, by merger, consolidation, or otherwise, on or after the Effective Date, including any new entity formed pursuant to the Restructuring Transactions to directly or indirectly acquire the assets or equity of the Debtors.

135.        “Reorganized Sabine” means Sabine, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

136.        “Restructuring Transactions” shall have the meaning set forth in Article IV.A.

137.        “Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests and production payments.

138.        “Sabine” means Sabine Oil & Gas Corporation, a New York corporation and a Debtor in the Chapter 11 Cases.

139.        “Sabine Equity Interests” means existing equity interests in Sabine.

140.        “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (including any amendments or modifications thereto), if any, of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, as amended by the Debtors from time to time prior to the Confirmation Date.

141.        “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

142.        “Second Lien Adequate Protection Claim” means (a) the Secured portion of the Second Lien Claim, including any Second Lien Claim Secured by or on account of any Liens granted to the Second Lien Agent or Second Lien Lenders pursuant to the Cash Collateral Order and (b) any Adequate Protection Claims granted as adequate protection for the benefit of the Second Lien Agent or Second Lien Lenders.

143.        “Second Lien Agent” means Wilmington Trust, N.A. (including its predecessors, successors, and assigns), in its capacity as successor administrative agent under the Second Lien Credit Agreement and the other Second Lien Credit Facility Documents.

144.        “Second Lien Claims” means all Claims against any Debtor arising from or based upon the Second Lien Credit Facility Documents, which shall be Allowed in the aggregate amount of $730,193,301.70, which amount includes all other obligations related thereto, including any accrued unpaid prepetition interest, costs, fees, and indemnities.

145.        “Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of December 14, 2012 (as amended, modified, waived, or supplemented from time to time and with all supplements and exhibits thereto), by and among Sabine, the Second Lien Agent, and the financial institutions and lenders from time to time party thereto.

146.        “Second Lien Credit Facility” means the term loan credit facility under the Second Lien Credit Agreement.

147.        “Second Lien Credit Facility Documents” means, collectively, the Second Lien Credit Agreement and all related  amendments, supplements, ancillary agreements, notes, pledges, documents, collateral agreements, mortgages, deeds of trust, and other documents or instruments executed or delivered in connection with the Second Lien Credit Facility.

148.        “Second Lien Deficiency Claim” means the unsecured portion of the Second Lien Claim that is not a Second Lien Adequate Protection Claim.

149.        “Second Lien Equity Pool” means (a) five percent (5%) of the New Common Stock, subject to dilution by the Warrants and (b) one hundred percent (100%) of the Tranche 1 Warrants to be issued and outstanding as of the Effective Date, provided that each shall be subject to dilution by shares issued in connection with the Management Incentive Plan.

150.        “Second Lien Lenders” means, collectively, the lenders from time to time party to the Second Lien Credit Agreement.

151.        “Section 510(b) Claims” means all Claims against any Debtor arising from (a) rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors; (b) purchase or sale of such a security; or (c) reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim.

152.        “Secured” means, when referring to a Claim, a Claim:  (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order (including the Cash Collateral Order), or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

153.        “Secured Tax Claims” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

154.        “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a—77aa, as amended, or any similar federal, state or local law.

155.        “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a—78nn, as amended.

156.        “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

157.        “Senior Notes” means, collectively, the: (a) 2017 Senior Notes; (b) 2019 Senior Notes; and (c)  2020 Senior Notes.

158.        “Senior Notes Claims” means, collectively, the: (a) 2017 Senior Notes Claims; (b) 2019 Senior Notes Claims; and (c) 2020 Senior Notes Claims.

159.        “Senior Notes Holders” means, collectively, the Holders of: (a) 2017 Senior Notes Claims; (b) 2019 Senior Notes Claims; and (c) 2020 Senior Notes Claims.

160.        “Senior Notes Indentures” means, collectively, the: (a) 2017 Senior Notes Indenture; (b) 2019 Senior Notes Indenture; and (c) 2020 Senior Notes Indenture.

161.        “Senior Notes Indenture Trustees” means, collectively, the: (a) 2017 Senior Notes Indenture Trustee; (b) 2019 Senior Notes Indenture Trustee; and (c) 2020 Senior Notes Indenture Trustee.

162.        “Settled Claims” means all Claims and Causes of Action (other than the Released Claims) made, or which could have been made, on behalf of the Debtors or the Non-Debtor Subsidiaries, including (a) the Proposed Disputed Cash Complaint and Proposed Lien Scope and Preference Complaint annexed to the Motion of the Official Committee of Unsecured Creditors For (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of The Debtors’ Estates And (II) Non-Exclusive Settlement Authority [Docket No. 518]; (b) Joinder of the Bank of New York Mellon Trust Company, N.A. to Motion of The Official Committee of Unsecured Creditors for (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of the Debtors’ Estates; and (II) Related Relief [Docket No. 520]; (c) Motion of the Forest Notes Indenture Trustees’ for Entry of an Order Pursuant to § 1109(b) Granting Leave, Standing and Authority to Prosecute and, if Appropriate, Settle Certain Claims on Behalf of the Estate of Sabine Oil & Gas Corporation (f/k/a Forest Oil, Inc.) [Docket No. 521]; (d) Notice of Amendment of Motion of the Forest Notes Indentures Trustees for Entry of an Order Pursuant to § 1109(B) Granting Leave, Standing and Authority to Prosecute and, if Appropriate, Settle Certain Claims on Behalf of the Estate of Sabine Oil & Gas Corporation (f/k/a Forest Oil Corp.) [Docket No. 712]; (e) any and all Claims and Causes of Action made, or which could have been made, under paragraphs 3(c), 3(g), 11, 12, 13, 15, 29 and 30 of the Cash Collateral Order; and (f) any and all Claims and Causes of Action that were reserved for the Debtors, the Committee, and any other party in interest under paragraphs 22 and 23 of the Cash Collateral Order.

163.        “Settlement” means the settlement of the Settled Claims on the terms set forth in Article VIII.A.

164.        “Stockholders’ Agreement” means one or more stockholders agreement(s) or limited liability company membership agreement(s), as applicable, with respect to the New Common Stock, substantially in the form to be included in the Plan Supplement.

165.        “Taxing Authority” means any governmental authority exercising any authority to impose, regulate, levy, asses, or administer the imposition of any tax.

166.        “Tranche 1 Warrants” means the ten-year warrants issued pursuant to the Plan and the Tranche 1 Warrant Agreement, which shall be exercisable on a cashless basis at a total enterprise value, calculated as of the Effective Date, of $1.0 billion less the principal amount outstanding under the Exit Revolver Credit Facility and the New Second Lien Credit Facility on the Effective Date (in each case excluding any amounts deemed borrowed and repaid on the Effective Date) plus any Cash retained by the Reorganized Debtors on the Effective Date, for fifteen percent (15%) of all shares of New Common Stock (subject to dilution by shares issued in connection with the Management Incentive Plan).

167.        “Tranche 1 Warrant Agreement” means that certain agreement providing for, among other things, the issuance of the Tranche 1 Warrants, which shall be in form and substance, including anti-dilution protections and other rights upon an applicable “Change of Control” or sale transaction in accordance with Article IV.B.1.b(ii) or (iii), reasonably acceptable to the Debtors, the RBL Agent and the Second Lien Agent.

168.        “Tranche 2 Warrants” means the ten-year warrants issued pursuant to the Plan and the Tranche 2 Warrant Agreement, which shall be exercisable on a cashless basis at a total enterprise value, calculated as of the Effective Date, of $1.25 billion less the principal amount outstanding under the Exit Revolver Credit Facility and the New Second Lien Credit Facility on the Effective Date (in each case excluding any amounts deemed borrowed and repaid on the Effective Date)  plus any Cash retained by the Reorganized Debtors on the Effective Date, for ten percent (10%) of all shares of New Common Stock (subject to dilution by shares issued in connection with the Management Incentive Plan).

169.        “Tranche 2 Warrant Agreement” means that certain agreement providing for, among other things, the issuance of the Tranche 2 Warrants, which shall be in form and substance, including anti-dilution protections and other rights upon an applicable “Change of Control” or sale transaction in accordance with Article IV.B.1.b(ii) or (iii), reasonably acceptable to the Debtors, the RBL Agent and the Second Lien Agent.

170.        “U.S. Trustee” means the Office of the United States Trustee for the Southern District of New York.

171.        “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

172.        “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash.

173.        “Unsecured Equity Pool” means (a) two percent (2%) of the New Common Stock, subject to dilution by the Warrants; and (b) one hundred percent (100%) of the Tranche 2 Warrants to be issued and outstanding as of the Effective Date, provided that each shall be subject to dilution by shares issued in connection with the Management Incentive Plan.

174.        “Voting Deadline” means June 3, 2016 at 5:00 p.m., prevailing Eastern Time.

175.        “Voting Record Date” means April 28, 2016.

176.        “Warrant Agreements” means, collectively, the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement.

177.        “Warrants” means, collectively, the Tranche 1 Warrants and the Tranche 2 Warrants.

178.        “Wells Fargo” means Wells Fargo Bank, National Association, in its capacity as an RBL Lender.

B.                                     Rules of Interpretation

For purposes herein:  (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan; (4) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (5) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (8) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (10) any effectuating provisions may be interpreted by New Holdco or the Reorganized Debtors in a manner consistent with the overall purpose and intent of the Plan, all without further notice to or action, order, or approval of the court or any other entity, and such interpretation shall control in all respects; (11) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter;  and (12) any docket number references in the Plan shall refer to the docket number of any document Filed with the Court in the Chapter 11 Cases.

C.                                    Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.                                    Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York, (except for

Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated or formed (as applicable) in New York shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

E.                                     Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.                                     Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.                                    Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects.  In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order).  In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

ARTICLE II.
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.                                     Administrative Claims

Except with respect to Administrative Claims that are Accrued Professional Compensation Claims or Adequate Protection Claims and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the unpaid portion of its Allowed Administrative Claim on the latest of:  (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.

The RBL Agent, the RBL Lenders, the Second Lien Agent and the Second Lien Lenders shall be entitled to retain all payments made by the Debtors during the Chapter 11 Cases pursuant to the Cash Collateral Order in respect of each of the RBL Agent’s, the RBL Lenders’, the Second Lien Agent’s, and the Second Lien Lenders’ respective Adequate Protection Claims arising under the Cash Collateral Order, including any portion of the Adequate Protection Claims that constitute an Administrative Claim under Section 507(b) of the Bankruptcy Code.

Any portion of the Adequate Protection Claims held by the RBL Agent, the RBL Lenders, the Second Lien Agent, or the Second Lien Lenders that has not been satisfied by retention of the payments made by the Debtors during the Chapter 11 Cases shall be compromised and resolved as of the Effective Date in connection with the Settlement.

Except as otherwise provided in this Article II.A and except with respect to Administrative Claims that are Accrued Professional Compensation Claims or Adequate Protection Claims, requests for payment of Allowed Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date.  Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 180 days after the Effective Date and (b) 180 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, in each case, unless otherwise extended by the Bankruptcy Court, at the request of the Reorganized Debtors.

B.                                     Accrued Professional Compensation Claims

1.             Professional Fee Escrow

On the Effective Date, the Debtors shall establish the Professional Fee Escrow and fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount.  The Professional Fee Escrow shall be maintained in trust for the Debtors’ Professionals and shall not be considered property of the Debtors’ Estates; provided that New Holdco (if applicable) and Reorganized Sabine shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate Allowed Accrued Professional Compensation Claims of the Debtors’ Professionals to be paid from the Professional Fee Escrow.

2.                                      Final Fee Applications and Payment of Accrued Professional Compensation Claims

All final requests for payment of Accrued Professional Compensation Claims incurred during the period from the Petition Date through the Effective Date shall be Filed no later than thirty (30) days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules and prior Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Court.  The amount of Accrued Professional Compensation Claims owing to the Professionals shall be paid in Cash to such Professionals when such Claims are Allowed by a Final Order by the Professional Fee Escrow in the case of the Debtors’ Professionals and by the Reorganized Debtors in the case of all other Professionals.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Debtors’ Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan.  After all Accrued Professional Compensation Claims of the Debtors have been paid in full, the Final Order allowing such Accrued Professional Compensation Claims shall direct the escrow agent to return any excess amounts to Reorganized Sabine.  Notwithstanding the foregoing, the RBL Agent and Second Lien Agent shall not be required to File or serve any request for payment or application for allowance of Accrued Professional Compensation Claims.

3.             Estimation of Fees and Expenses

To receive payment for unbilled fees and expenses incurred through the Confirmation Date, the Debtors’ Professionals shall estimate their Accrued Professional Compensation Claims before and as of the Confirmation Date and shall deliver such estimate to the Debtors and the RBL Agent no later than ten (10) days prior to the Effective Date (it being understood that it shall not be a condition precedent to the occurrence of the Effective Date that such estimates have been provided); provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional, and such Professionals are not bound to any extent by the estimates.  If any of the Debtors’ Professionals fails to provide an estimate or does not provide a timely estimate, the

Debtors may estimate the unbilled fees and expenses of such Professional.  The total amount so estimated shall be utilized by the Debtors to determine the Professional Fee Escrow Amount; provided that nothing herein shall be deemed to be a waiver of any right of the RBL Agent and the RBL Lenders to object to the Professional Fee Escrow Amount or the amount of the fees and expenses sought by any Professional.

4.                                      Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors, the Committee, the RBL Agent, and the Second Lien Agent.  Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional or Ordinary Course Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.  The RBL Agent and the Second Lien Agent shall be entitled to be reimbursed any fees and expenses incurred from and after the Confirmation Date in accordance with the Cash Collateral Order.

C.                                    Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.  In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

D.                                    Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors.  On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Court quarterly reports in a form reasonably acceptable to the U.S. Trustee.  Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Accrued Professional Compensation Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in this Article III.

A.                                     Summary of Classification

All Claims and Interests, other than Administrative Claims (including Accrued Professional Compensation Claims) and Priority Tax Claims, are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Except as provided below, the Plan constitutes a separate chapter 11 plan of reorganization for each Debtor and the classifications set forth in Classes 1 through 10 shall be deemed to apply to each Debtor, except for Class 11, which only applies to Sabine.  Each Class of Claims against or Interests in the Debtors shall be deemed to constitute separate sub-Classes of Claims against and Interests in each of the Debtors, as applicable, and each such sub-Class shall vote as a single separate Class for each of the Debtors, as applicable, and the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each of the Debtors.

1.                                      Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.  All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.H hereof.

Class	Claims and Interests	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	RBL Secured Claims	Impaired	Entitled to Vote
4a	Second Lien Adequate Protection Claims	Impaired	Not Entitled to Vote
4b	Second Lien Deficiency Claims	Impaired	Entitled to Vote
5a	2017 Senior Notes Claims	Impaired	Entitled to Vote
5b	2019 Senior Notes Claims	Impaired	Entitled to Vote
5c	2020 Senior Notes Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Impaired	Entitled to Vote
7	Convenience Claims	Impaired	Entitled to Vote
8	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
9	Intercompany Claims	Impaired/Unimpaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)
10	Intercompany Interests	Impaired/Unimpaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)
11	Sabine Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.                                     Treatment of Claims and Interests

The treatment and voting rights provided to each Class for distribution purposes is specified below:

1.                                      Class 1 – Other Priority Claims

a.                                      Classification:  Class 1 consists of all Allowed Other Priority Claims.

b.                                      Treatment:  Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, shall be paid in accordance with its terms) or pursuant to such other terms as may be agreed to by the Holder of an Allowed Other Priority Claim and the Debtors.

c.                                       Voting:  Class 1 is Unimpaired under the Plan.  Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject the Plan.

2.                                      Class 2 – Other Secured Claims

a.                                      Classification:  Class 2 consists of all Allowed Other Secured Claims.

b.                                      Treatment:  On the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive either (i) payment in full in Cash of the unpaid portion of its Allowed Other Secured Claim on the Effective Date or as soon thereafter as reasonably practicable (or if payment is not then due, shall be paid in accordance with its terms), (ii) Reinstatement of its Claims, or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

c.                                       Voting:  Class 2 is Unimpaired under the Plan.  Each Holder of an Allowed Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan.

3.                                      Class 3 - RBL Secured Claims

a.                                      Classification:  Class 3 consists of all Allowed RBL Secured Claims.

b.                                      Allowance:  The RBL Secured Claims shall be Allowed in the aggregate amount of $926,779,412.40 plus post-petition interest, fees, costs, and charges in an amount to be determined.

c.                                       Treatment:  On the Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed RBL Secured Claim, each Holder of an Allowed RBL Secured Claim shall receive its Pro Rata share of:

i.                                          the Segregated Cash Collateral (as defined in the Cash Collateral Order) and any other Cash on the Debtors’ balance sheet as of the Effective Date;

ii.                                       the Exit Revolver Credit Facility as set forth in Article IV.B.2;

iii.                                    the New Second Lien Credit Facility as set forth in Article IV.B.3; and

iv.                                   the RBL Equity Pool.

d.                                      Voting:  Class 3 is Impaired under the Plan.  Each Holder of an Allowed RBL Secured Claim is entitled to vote to accept or reject the Plan.

e.                                       Turnover by Holders of Second Lien Claims.  If Classes 3 and 4b vote to accept the Plan by the Voting Deadline, each Holder of an RBL Secured Claim and a First Lien Adequate Protection Claim (as defined in the Cash Collateral Order) shall have conclusively waived as of the Effective Date any right to enforce the lien subordination or other turnover rights under the Intercreditor Agreement and the Cash Collateral Order against any Holder of either a Second Lien Adequate Protection Claim or a Second Lien Deficiency Claim in respect of such Holder’s recoveries under Classes 4a and 4b of the Plan; provided that if Class 4b does not vote to accept the Plan, then such waiver shall be null and void and deemed to be of no force and effect for purposes of distributions under this Plan.

f.                                        Waiver:  By operation of the Plan and acceptance of the Plan by Holders of RBL Secured Claims in Class 3, the RBL Lenders shall be deemed to have waived as of the Effective Date any distributions from Class 6 on account of the Allowed RBL Secured Claims (and any deficiency claim) in order to facilitate the Settlement and Confirmation of the Plan on a consensual basis.

4.                                      Class 4a - Second Lien Adequate Protection Claims

a.                                      Classification:  Class 4a consists of all Allowed Second Lien Adequate Protection Claims.

b.                                      Allowance:  The Second Lien Adequate Protection Claims shall be Allowed in the aggregate amount of $50 million, after taking into account the payments made under the Cash Collateral Order as provided in Article II.A.

c.                                       Treatment:  On the Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Second Lien Adequate Protection Claim, each Holder of an Allowed Second Lien Adequate Protection Claim shall receive its Pro Rata share of the Second Lien Equity Pool.

d.                                      Voting:  Class 4a is not entitled to vote to accept or reject the Plan.

e.                                       Turnover by Holders of Second Lien Claims.  If Classes 3 and 4b vote to accept the Plan by the Voting Deadline, each Holder of an RBL Secured Claim and a First Lien Adequate Protection Claim (as defined in the Cash Collateral Order) shall have conclusively waived as of the Effective Date any right to enforce the lien subordination or other turnover rights under the Intercreditor Agreement and the Cash Collateral Order against any Holder of either a Second Lien Adequate Protection Claim or a Second Lien Deficiency Claim in respect of such Holder’s recoveries under Classes 4a and 4b of the Plan; provided that if Class 4b does not vote to accept the Plan, then such waiver shall be null and void and deemed to be of no force and effect for purposes of distributions under this Plan.

5.                                      Class 4b - Second Lien Deficiency Claims

a.                                      Classification:  Class 4b consists of all Allowed Second Lien Deficiency Claims.

b.                                      Allowance:  The Second Lien Deficiency Claims shall be Allowed in the aggregate amount of the Second Lien Claims minus the Allowed amount of the Second Lien Adequate Protection Claim and any payments made to the Second Lien Agent under the Cash Collateral Order through the Effective Date.(3)

c.                                       Treatment:  On the Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Second Lien Deficiency Claim, each Holder of an Allowed Second Lien Deficiency Claim shall receive its Pro Rata share of the Unsecured Equity Pool.  The New Common Stock and Tranche 2 Warrants in the Unsecured Equity Pool shall be distributed Pro Rata to Holders of Claims in Classes 4b, 5a, 5b, 5c and 6.

d.                                      Voting:  Class 4b is Impaired under the Plan.  Each Holder of an Allowed Second Lien Deficiency Claim is entitled to vote to accept or reject the Plan.

(3)         The Debtors estimate that the Allowed Amount of the Second Lien Deficiency Claim shall be approximately $668 million.

e.                                       Turnover by Holders of Second Lien Claims.  If Classes 3 and 4b vote to accept the Plan by the Voting Deadline, each Holder of an RBL Secured Claim and a First Lien Adequate Protection Claim (as defined in the Cash Collateral Order) shall have conclusively waived as of the Effective Date any right to enforce the lien subordination or other turnover rights under the Intercreditor Agreement and the Cash Collateral Order against any Holder of either a Second Lien Adequate Protection Claim or a Second Lien Deficiency Claim in respect of such Holder’s recoveries under Classes 4a and 4b of the Plan; provided that if Class 4b does  not vote to accept the Plan, then such waiver shall be null and void and deemed to be of no force and effect for purposes of distributions under this Plan.

6.                                      Class 5a - 2017 Senior Notes Claims

a.                                      Classification:  Class 5a consists of all Allowed 2017 Senior Notes Claims.

b.                                      Allowance:  The 2017 Senior Notes Claims shall be Allowed in the aggregate amount of $364,123,958.33, which amount includes all other obligations related thereto, including any accrued unpaid prepetition interest, costs, fees, and indemnities, as calculated in accordance with the 2017 Senior Notes Indenture.

c.                                       Treatment:  On the Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed 2017 Senior Notes Claim, each Holder of an Allowed 2017 Senior Notes Claim shall receive its Pro Rata share of the Unsecured Equity Pool.  The New Common Stock and Tranche 2 Warrants in the Unsecured Equity Pool shall be distributed Pro Rata to Holders of Claims in Classes 4b, 5a, 5b, 5c and 6.

d.                                      Voting:  Class 5a is Impaired under the Plan.  Each Holder of an Allowed 2017 Senior Notes Claim is entitled to vote to accept or reject the Plan.

7.                                      Class 5b  — 2019 Senior Notes Claims

a.                                      Classification:  Class 5b consists of all Allowed 2019 Senior Notes Claims.

b.                                      Allowance:  The 2019 Senior Notes Claims shall be Allowed in the aggregate amount of $602,238,560.79, which amount includes all other obligations related thereto, including any accrued unpaid prepetition interest, costs, fees, and indemnities, as calculated in accordance with the 2019 Senior Notes Indenture.

c.                                       Treatment:  On the Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed 2019 Senior Notes Claim, each Holder of an Allowed 2019 Senior Notes Claim shall receive its Pro Rata share of the Unsecured Equity Pool.  The New Common Stock and Tranche 2 Warrants in the Unsecured Equity Pool shall be distributed Pro Rata to Holders of Claims in Classes 4b, 5a, 5b, 5c and 6.

d.                                      Voting:  Class 5b is Impaired under the Plan.  Each Holder of an Allowed 2019 Senior Notes Claim is entitled to vote to accept or reject the Plan.

8.                                      Class 5c - 2020 Senior Notes Claims

a.                                      Classification:  Class 5c consists of all Allowed 2020 Senior Notes Claims.

b.                                      Allowance:  The 2020 Senior Notes Claims shall be Allowed in the aggregate amount of $227,592,906.88, which amount includes all other obligations related thereto, including any accrued unpaid prepetition interest, costs, fees, and indemnities, as calculated in accordance with the 2020 Senior Notes Indenture.

c.                                       Treatment:  On the Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed 2020 Senior Notes Claim, each Holder of an Allowed 2020 Senior Notes Claim shall receive its Pro Rata share of the Unsecured Equity Pool.  The New Common Stock and Tranche 2 Warrants in the Unsecured Equity Pool shall be distributed Pro Rata to Holders of Claims in Classes 4b, 5a, 5b, 5c and 6.

d.                                      Voting:  Class 5c is Impaired under the Plan.  Each Holder of an Allowed 2020 Senior Notes Claim is entitled to vote to accept or reject the Plan

9.                                      Class 6 - General Unsecured Claims

a.                                      Classification:  Class 6 consists of all Allowed General Unsecured Claims.  For the avoidance of doubt, Class 6 shall not include any Claim that would otherwise be a General Unsecured Claim if the Holder of such Claim has elected to have such Claim treated as a Convenience Claim.

b.                                      Allowance:  Each General Unsecured Claim shall be Allowed in an amount to be determined in accordance with the Plan.

c.                                       Treatment:  On the Effective Date or as soon thereafter as reasonably practicable, except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, subject to applicable law, its Pro Rata share of the Unsecured Equity Pool.  The New Common Stock and Tranche 2 Warrants in the Unsecured Equity Pool shall be distributed Pro Rata to Holders of Claims in Classes 4b, 5a, 5b, 5c and 6.

d.                                      Voting:  Class 6 is Impaired under the Plan.  Each Holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

10.                               Class 7 - Convenience Claims

a.                                      Classification:  Class 7 consists of all Allowed Convenience Claims.

b.                                      Treatment:  On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Convenience Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Convenience Claim, each Holder of an Allowed Convenience Claim shall receive, subject to applicable law, Cash in an amount equal to three percent (3%) of such Holder’s Allowed Convenience Claim.

c.                                       Voting:  Class 7 is Impaired under the Plan.  Each Holder of an Allowed Convenience Claim is entitled to vote to accept or reject the Plan.

11.                               Class 8 - Section 510(b) Claims

a.                                      Classification:  Class 8 consists of all Section 510(b) Claims.

b.                                      Treatment:  Holders of Section 510(b) Claims shall not be entitled to and shall not receive any distribution on account of such Claims, and Section 510(b) Claims shall be discharged, cancelled, released, and extinguished as of the Effective Date.

c.                                       Voting:  Class 8 is Impaired under the Plan.  Each Holder of a 510(b) Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, each Holder of a 510(b) Claim is not entitled to vote to accept or reject the Plan.

12.                               Class 9 - Intercompany Claims

a.                                      Classification:  Class 9 consists of all Intercompany Claims.

b.                                      Treatment: On the Effective Date, at the Debtors’ option, but in each case subject to the consent of the RBL Agent, which consent shall not be unreasonably withheld, each Intercompany Claim shall either be (i) cancelled (or otherwise eliminated) and receive no distribution under the Plan or (ii) Reinstated.

c.                                       Voting:  Holders of Intercompany Claims are either Unimpaired, and such Holders of Intercompany Claims conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and such Holders of Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, each Holder of an Intercompany Claim is not entitled to vote to accept or reject the Plan.

13.                               Class 10 - Intercompany Interests

a.                                      Classification:  Class 10 consists of all Intercompany Interests.

b.                                      Treatment:  On the Effective Date, at the Debtors’ option, but in each case subject to the consent of the RBL Agent, which consent shall not be unreasonably withheld, each Intercompany Interest shall either be (i) cancelled (or otherwise eliminated) and receive no distribution under the Plan or (ii)  Reinstated.

c.                                       Voting:  Holders of Intercompany Interests are either Unimpaired, and such Holders of Intercompany Interests conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and such Holders of Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, each Holder of an Intercompany Interest is not entitled to vote to accept or reject the Plan.

14.                               Class 11- Sabine Equity Interests

a.                                      Classification:  Class 11 consists of all existing Interests in Sabine.

b.                                      Treatment:  On the Effective Date, Equity Interests in Sabine shall be deemed canceled and extinguished, and shall be of no further force and effect, whether surrendered for cancelation or otherwise, and there shall be no distribution to Holders of Sabine Equity Interests on account of such Interests.

c.                                       Voting:  Class 11 is Impaired under the Plan.  Each Holder of a Sabine Equity Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, each Holder of a Sabine Equity Interest is not entitled to vote to accept or reject the Plan.

C.                                    No Substantive Consolidation

Although the Plan is presented as a joint plan of reorganization, this Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason.  Nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one or all of the Debtors is subject to or liable for any Claims against any other Debtor.  A Claim against multiple Debtors will be treated as a separate Claim against each applicable Debtor’s Estate for all purposes including voting and distribution; provided that no Claim will receive value in excess of one hundred percent (100%) of the Allowed amount of such Claim.

D.                                    Confirmation of Certain, But Not All Cases

If the Plan is not confirmed as to one or more of the Debtors, but the other Debtors determine to proceed with the Plan, then the Debtor(s) as to which the Plan may not be confirmed shall be severed from, and the Plan shall not apply to, such Debtor(s).

E.                                     Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims.

F.                                     Special Provision Regarding Settled Claims

Any and all Settled Claims shall be settled and compromised pursuant to Article VIII.A of the Plan. Distributions on account of the Allowed Claims resulting from such settlement and compromise shall be effected through the distributions to Holders of Allowed Claims pursuant to this Plan.

G.                                    Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

H.                                    Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

I.                                         Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Interests in such Class.

J.                                       Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are being Reinstated solely for the purpose of maintaining the existing corporate structure of the Debtors, but subject to the Restructuring Transactions described in Section IV.A.  For the avoidance of doubt, any Interest in Non-Debtor Subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

K.                                    Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, including the Intercreditor Agreement.  Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                     Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter, with the consent of the RBL Agent, and, where applicable, the Second Lien Agent, which consents shall not be unreasonably withheld, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan (the “Restructuring Transactions”), including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the formation of  New Holdco (the steps for which will be described in the Plan Supplement); (3) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (4) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (5) the execution and delivery of the applicable documents included in the Plan Supplement, including but not limited to the Exit Revolver Credit Facility Agreement, the New Second Lien Credit Facility Agreement, the Stockholders’ Agreement, and the Warrant Agreements; (6) the Settlement; and (7) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.  For the purposes of effectuating the Plan, none of the Restructuring Transactions (including the formation of New Holdco) contemplated herein shall constitute a change of control under any agreement, contract, or document of the Debtors.

B.                                     Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan as follows:

1.                                      Equity Interests in New Holdco

a.                                      Issuance and Distribution of New Common Stock and Warrants

On the Effective Date, all Sabine Equity Interests shall be canceled and New Holdco shall issue New Common Stock for distribution.  All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  Each distribution and issuance of the New Common Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

All shares of New Common Stock issued pursuant to the Plan as of the Effective Date shall be subject to dilution by the Warrants, and both the New Common Stock and Warrants shall be diluted by shares issued in connection with the Management Incentive Plan.  The issuance of the New Common Stock and Warrants, including options, or other equity awards, if any, reserved under the Management Incentive Plan, shall be authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

On the Effective Date, New Holdco will issue the Tranche 1 Warrants Pro Rata to Holders of Claims in Class 4a and Tranche 2 Warrants Pro Rata to Holders of Claims in Classes 4b, 5a, 5b, 5c and 6, as described in Article III above. The New Common Stock and Tranche 2 Warrants in the Unsecured Equity Pool shall be distributed Pro Rata to Holders of Claims in Classes 4b, 5a, 5b, 5c and 6.

b.                                    Warrant Agreements

On the Effective Date, New Holdco will enter into the Warrant Agreements, which shall be substantially in the form included in the Plan Supplement, and issue the Warrants to Holders of Claims in Classes 4a, 4b, 5a, 5b, 5c and 6, each in accordance with Articles III and IV(B)(1) of the Plan.  The Warrant Agreements shall include (i) standard anti-dilution protections relating to future dividends and distributions of New Common Stock in New Holdco to the holders of New Common Stock in New Holdco, (ii) protections requiring New Holdco to redeem the Warrants upon the occurrence of a “Change of Control” (as defined in the Warrant Agreement; provided that a “Change of Control” shall mean any person or group (within the meaning of the Securities Act of 1934 and the rules of the SEC thereunder), other than a person or group issued New Common Stock from the RBL Equity Pool on the Effective Date, acquiring at least a majority of the New Common Stock in New Holdco) of New Holdco at a valuation of the Warrants calculated by the Approved Broker-Dealer, provided that such redemption may be in the same form of, and in the same proportion of cash and equity, as the consideration paid to the holders of the majority of New Common Stock in such Change of Control transaction, and (iii) protections requiring New Holdco to redeem the Warrants for cash at a valuation of the Warrants calculated by the Approved Broker-Dealer using the Black-Scholes Method upon either (x) the sale of all or substantially all of the assets of New Holdco or Reorganized Sabine in a single transaction or a series of related transactions or (y) the sale, transfer or other disposition in a single transaction or a series of related transactions of all or substantially all of the oil and gas properties located in East Texas and owned by Reorganized Sabine and Reorganized Sabine East Basin LLC as of the Effective Date followed by a dividend or distribution of all or substantially all of the net cash proceeds of such sale, transfer or other disposition to the holders of New Common Stock in New Holdco (it being understood and agreed that (A) for purposes of clause (iii) “net cash proceeds” shall be net of amounts used to repay the obligations outstanding under each of the Exit Revolver Credit Facility, the New Second Lien Facility, any other indebtedness for borrowed money and any refinancing thereof and certain other customary amounts to be set forth in the Warrant Agreements, and (B) nothing herein shall create an obligation to declare a dividend or distribution of any net cash proceeds).  Holders of the Warrants shall not have any “put” rights.  The calculation of the value of the Warrants by the Approved Broker-Deal shall be conclusive, final and binding on New Holdco, the Reorganized Debtors and the holders of the Warrants.

c.                                     Deemed Execution of the Stockholders’ Agreement, Registration Rights Agreement, and Warrant Agreements

On the Effective Date, (i) each Holder of an Allowed Claim that receives New Common Stock shall be deemed to have executed, without any further action by any party, the Stockholders’ Agreement and the Registration Rights Agreement; (ii) each Holder of an Allowed Second Lien Adequate Protection Claim that receives Tranche 1 Warrants shall be deemed to have executed, without any further action by any party, the Tranche 1 Warrant Agreement; and (iii) each Holder of an Allowed Claim that receives Tranche 2 Warrants shall be deemed to have executed, without any further action by any party, the Tranche 2 Warrant Agreement.

2.                                      Exit Revolver Credit Facility

On the Effective Date, New Holdco and the Reorganized Debtors will enter into the Exit Revolver Credit Facility Agreement and other Exit Revolver Credit Facility Documents.  The Exit Revolver Credit Facility will be provided by each of the RBL Lenders on account of its Pro Rata share of the Allowed RBL Secured Claims.  The Exit Revolver Credit Facility shall be a new reserve-based revolving credit facility under the Exit Revolver Credit Facility Agreement secured by first priority security interests in and liens on substantially all of New Holdco’s and the Reorganized Debtors’ assets (including Cash, which Cash shall be held in an account subject to a deposit account control agreement in form and substance reasonably satisfactory to the Exit Revolver Agent), with (a) initial commitments equal to $200 million; (b) deemed borrowings equal to $100 million on the Effective Date, of which up to $100 million shall be repaid by the Reorganized Debtors in Cash on the Effective Date; (c) an initial borrowing base of approximately $150 million on the Effective Date; (d) an interest rate of LIBOR plus three to four percent (3% to 4%), as determined by an utilization grid agreed by the Debtors and the RBL Agent; (e) a maturity date of December 31, 2020; and (f) such other terms as provided in the Exit Revolver Credit Facility Documents, which shall be acceptable to the Debtors and the RBL Agent; provided that to the extent Cash on the Debtors’ balance sheet on the Effective Date is insufficient to repay the deemed draw described in clause (b), then the shortfall shall result in a drawn amount that remains outstanding under the Exit Revolver Credit Facility on and after the Effective Date until the Reorganized Debtors repay such amount in accordance with the Exit Revolver Credit Facility; provided, further, that if the Cash on the Debtors’ balance sheet on the Effective Date exceeds the deemed draw described in clause (b), then such Cash shall be applied to reduce the principal amount of the New Second Lien Credit Facility on the Effective Date in accordance with Article IV.B.3

The Confirmation Order shall include approval of the Exit Revolver Credit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Revolver Credit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by New Holdco and the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein), the granting of any liens and security interests in favor of the lenders under the Exit Revolver Credit Facility securing such obligations, and authorization for New Holdco and the Reorganized Debtors to enter into and execute the Exit Revolver Credit Facility Documents and such other documents as may be required to effectuate the treatment afforded to the lenders under the Exit Revolver Credit Facility pursuant to the Exit Revolver Credit Facility Documents, including any and all documents that serve to evidence and secure New Holdco’s and the Reorganized Debtors’ respective obligations under the Exit Revolver Credit Facility and any liens and security interests in favor of the lenders under the Exit Revolver Credit Facility securing such obligations.  The Reorganized Debtors may use the Exit Revolver Credit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs.

On the Effective Date, (1) the Reorganized Debtors are authorized to execute and deliver the Exit Revolver Credit Facility Documents and any and all security agreements, guarantees, mortgages or extensions of mortgages, certificates, control agreements, insurance documents, opinions, and other instruments, agreements, assignments, and documents contemplated or required by the Exit Revolver Credit Facility, including any and all such documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the Exit Revolver Credit Facility and any liens and security interests in favor of the lenders under the Exit Revolver Credit Facility securing such obligations, and perform their obligations thereunder including the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, and (2) subject to the occurrence of the Effective Date, the Exit Revolver Credit Facility Documents and any and all security agreements, guarantees, mortgages or extensions of mortgages, certificates, control agreements, insurance documents, opinions, and other instruments, agreements, assignments, and documents contemplated or required by the Exit Revolver Credit Facility, including any and all such documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the Exit Revolver Credit Facility and any liens and security interests in favor of the lenders under the Exit Revolver Credit Facility securing such obligation, shall constitute the legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.

3.                                      New Second Lien Credit Facility

On the Effective Date, New Holdco and the Reorganized Debtors will enter into the New Second Lien Credit Facility Agreement and other New Second Lien Credit Facility Documents.   The New Second Lien Credit Facility shall be a term loan under the New Second Lien Credit Facility Agreement secured by second priority security interests in and liens on substantially all of the New Holdco’s and the Reorganized Debtors’ assets (including Cash, which Cash shall be held in an account subject to a deposit account control agreement), with (a) a principal amount of $150 million; (b) an interest rate of LIBOR plus ten percent (10%), subject to a one percent (1%) floor; (c) annual amortization of one percent (1%); (d) a maturity date of December 31, 2021; and (e) such other terms as provided in the New Second Lien Credit Facility Documents, which shall be acceptable to the Debtors and the RBL Agent; provided that if Cash on the Debtors’ balance sheet exceeds $100 million on the Effective Date, then the first $100 million shall be used to repay the deemed draw described in clause (b) of Article IV.B.2 and any excess amount thereafter shall be used to reduce the principal amount of the New Second Lien Credit Facility on the Effective Date (with such payment to be distributed Pro Rata to each of the RBL Lenders); provided further that no interest, fees or other amounts shall accrue or be charged with respect to the principal amounts deemed borrowed and repaid on the Effective Date using the Debtors’ Cash on its balance sheet as set forth herein.

The Confirmation Order shall include approval of the New Second Lien Credit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the New Second Lien Credit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein), the granting of any liens and security interests in favor of the lenders under the New Second Lien Credit Facility securing such obligations, and authorization for New Holdco and the Reorganized Debtors to enter into and execute the New Second Lien Credit Facility Documents and such other documents as may be required to effectuate the treatment afforded to the lenders under the New Second Lien Credit Facility pursuant to the New Second Lien Credit Facility Documents, including any and all documents that serve to evidence and secure New Holdco’s and the Reorganized Debtors’ respective obligations under the New Second Lien Credit Facility and any liens and security interests in favor of the lenders under the New Second Lien Credit Facility securing such obligations.

On the Effective Date, (1) the Reorganized Debtors are authorized to execute and deliver the New Second Lien Credit Facility Documents and any and all security agreements, guarantees, mortgages or extensions of mortgages, certificates, control agreements, insurance documents, opinions, and other instruments, agreements, assignments, and documents contemplated or required by the New Second Lien Credit Facility, including any and all such documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the New Second Lien Credit Facility and any liens and security interests in favor of the lenders under the New Second Lien Credit Facility securing such obligations, and perform their obligations thereunder including the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, and (2) subject to the occurrence of the Effective Date, the New Second Lien Credit Facility Documents and any and all security agreements, guarantees, mortgages or extensions of mortgages, certificates, control agreements, insurance documents, opinions, and other instruments, agreements, assignments, and documents contemplated or required by the New Second Lien Credit Facility, including any and all such documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the New Second Lien Credit Facility and any liens and security interests in favor of the lenders under the New Second Lien Credit Facility securing such obligations, shall constitute the legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.

4.                                      The Settlement of Claims

On the Effective Date, the Reorganized Debtors shall enter into the Settlement, pursuant to which distributions of New Common Stock and Warrants can be made in accordance with Article III.

C.                                    Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

D.                                    Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors, including Interests held by the Debtors in Non-Debtor Subsidiaries, pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan, New Holdco and each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

E.                                     Cancellation of Existing Securities and Agreements

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date:  (1) the obligations of the Debtors under the RBL Credit Agreement, the Second Lien Credit Agreement, the Senior Notes Indentures, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be cancelled as to the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein; provided further that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan; provided further that nothing in this section shall effect a cancellation of any New Common Stock, Warrants or Intercompany Interests; provided further that all indemnification obligations and expense reimbursement obligations of the Debtors arising under the RBL Credit Facility Documents in favor of the RBL Agent, the RBL Lenders, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall survive, remain in full force and effect, and be enforceable against the Reorganized Debtors on and after the Effective Date; provided further that the RBL Credit Facility shall continue in effect with respect to any obligations thereunder governing the relationship between the RBL Agent and the RBL Lenders (including those provisions relating to the RBL Agent’s rights to seek expense reimbursement, indemnification and similar amounts from the RBL Lenders) or that may survive termination or maturity of the RBL Credit Facility in accordance with the terms thereof; provided further that all indemnification obligations and expense reimbursement obligations of the Debtors arising under the Second Lien Credit Facility Documents in favor of the Second Lien Agent, the Second Lien Lenders, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall survive, remain in full force and effect, and be enforceable against the Reorganized Debtors on and after the Effective Date; provided further that the Second Lien Credit Facility Documents shall continue in effect with respect to any obligations thereunder governing the relationship between the Second Lien Agent and the Second Lien Lenders (including those provisions relating to the Second Lien Agent’s rights to seek expense reimbursement, indemnification and similar amounts from the Second Lien Lenders) or that may survive termination or maturity of the Second Lien Credit Facility in accordance with the terms thereof.

On and after the Effective Date, all duties and responsibilities of the RBL Agent under the RBL Credit Agreement, the Second Lien Agent under the Second Lien Credit Agreement, and each Senior Notes Indenture Trustee under each Senior Notes Indenture, as applicable, shall be discharged unless otherwise specifically set forth in or provided for under the Plan or the Plan Supplement.

If the record Holder of any Senior Notes is DTC or its nominee or another securities depository or custodian thereof, and such Holder of Senior Notes is represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the Senior Notes shall be deemed to have surrendered such Holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

F.                                     Corporate Action

On the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan shall be deemed authorized and approved by the Court in all respects, including, as applicable: (1) the issuance of the New Common Stock and the Warrants by New HoldCo; (2) the selection of the directors and officers for New HoldCo, Reorganized Sabine and the other Reorganized Debtors; (3) the execution and delivery of the Exit Revolver Credit Facility Documents; (4) the execution and delivery of the New Second Lien Credit Facility Documents; (5) the execution and delivery of the Stockholders’ Agreement, the Registration Rights Agreement and the Warrant Agreements, (6) the adoption and implementation of the Management Incentive Plan by the New Board of New Holdco; (7) the implementation of the Restructuring Transactions; and (8) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date).  On the Effective Date, all matters provided for in the Plan involving the corporate structure of New Holdco, Reorganized Sabine and the other Reorganized Debtors, and any corporate action required by the Debtors, New Holdco, Reorganized Sabine, or the other Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, or officers of the Debtors, New Holdco, Reorganized Sabine or the other Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, New Holdco, or the Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of New Holdco and the  Reorganized Debtors, including the Exit Revolver Credit Facility Agreement and the other Exit Revolver Credit Facility Documents, the New Second Lien Credit Facility Agreement and the other New Second Lien Credit Facility Documents, the Stockholders’ Agreement, the Registration Rights Agreement and the Warrant Agreements, and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Court.  The authorizations and approvals contemplated by this Article IV.F shall be effective notwithstanding any requirements under non-bankruptcy law.

G.                                    New Organizational Documents

To the extent required under the Plan or applicable nonbankruptcy law, New Holdco and the Reorganized Debtors will file their respective New Organizational Documents with the applicable Secretaries of State or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation.  Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents of New Holdco and the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

H.                                    Directors and Officers of the Reorganized Debtors

On the Effective Date, all managers, directors, and other members of the existing boards or governance bodies of the Debtors, as applicable, shall cease to hold office or have any authority from and after such time to the extent not expressly included in the roster of the applicable New Board.  Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Voting Deadline the identity and affiliations of the individuals selected to serve on the initial New Boards, as well as those Persons who will serve as an officer of New Holdco or any of the Reorganized Debtors.

On the Effective Date, the New Board of New Holdco shall consist of five members as follows:

1.              one member appointed by Wells Fargo;

2.              one member appointed by Barclays;

3.              one member appointed by the RBL Lenders excluding Wells Fargo and Barclays; provided that such board member is reasonably acceptable to Wells Fargo and Barclays;

4.              one member appointed by the RBL Lenders excluding Wells Fargo and Barclays; provided that such board member is reasonably acceptable to Wells Fargo, Barclays, and a majority of Second Lien Lenders; and

5.              the chief executive officer of New Holdco.

Successors to the members appointed to the New Board of New Holdco shall be elected in accordance with the New Organizational Documents of New Holdco.  To the extent any such director to be appointed to the New Board of New Holdco or an officer is an “insider” as defined under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer from and after the Effective Date will also be disclosed.  Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of New Holdco and the Reorganized Debtors. Wells Fargo and Barclays shall each have board observer rights on and after the Effective Date in connection with the New Board of New Holdco.

I.                                         Effectuating Documents; Further Transactions

On and after the Effective Date, New Holdco, the Reorganized Debtors, and the officers and members of the New Boards thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Securities issued pursuant to the Plan, including the Exit Revolver Credit Facility Documents, the New Second Lien Credit Facility Documents, the New Common Stock and Warrants, in the name of and on behalf of New Holdco or the Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

J.                                       Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto, the Exit Revolver Credit Facility Documents or the New Second Lien Credit Facility Documents shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.  Such exemption under section 1146(a) of the Bankruptcy Code specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, Lien, or other security interest; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction; (4) the issuance, distribution, and/or sale of any of the New Common Stock and any other securities of New Holdco, the Debtors or the Reorganized Debtors; or (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including:  (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

K.                                    Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII hereof and the terms of the Settlement, and as otherwise may be set forth in the Plan Supplement, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action (including, for the avoidance of doubt, Avoidance Actions), whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and such rights to commence, prosecute, or settle such Causes of Action and Avoidance Actions shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action or Avoidance Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it.  The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan or Plan Supplement.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.  Neither the Debtors nor the Reorganized Debtors shall preserve, retain, commence, prosecute or otherwise reserve any of the Settled Claims or Released Claims against the RBL Agent, the RBL Lenders, any other RBL Released Party, the Second Lien Agent or the Second Lien Lenders.

Except as expressly provided to the contrary in the Plan, including with respect to the settlement and release provisions set forth in Article VIII, the Reorganized Debtors reserve and shall retain the Causes of Action (including Avoidance Actions) notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan or Plan Supplement.  In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors.  The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

L.                                      Director and Officer Liability Insurance

To the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all unexpired D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers, and employees serving on or prior to the Petition Date pursuant to section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of each of the unexpired D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed.

Before the Petition Date, the Debtors obtained reasonably sufficient tail coverage (i.e., director, manager, and officer insurance coverage that extends beyond the end of the policy period) under a D&O Liability Insurance Policy for the current and former directors, officers, and managers.  After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, or officers remain in such positions after the Effective Date of the Plan.

M.                                  Management Incentive Plan

On the Effective Date, New Holdco shall be authorized to adopt the Management Incentive Plan, substantially in the form of the Management Incentive Plan Documents.  The Management Incentive Plan shall reserve for issuance equity grants equal to seven percent (7%) of the New Common Stock (the “MIP Pool”) on a fully diluted and fully distributed basis, of which five percent (5%) will be granted in the form of restricted stock awards or restricted stock unit awards within sixty (60) days of the Effective Date and allocated to management and employees within pre-determined allocation ranges at the discretion of the New Board of New Holdco (or an authorized committee of such New Board).  Members of management, employees and directors of New Holdco may receive the remaining two percent (2%) of the MIP Pool in the form of restricted stock, restricted stock units, stock options or a combination thereof under the Management Incentive Plan as is determined from time to time by the New Board of New Holdco (or an authorized committee of such New Board).

N.                                    Employee and Retiree Benefits

Unless otherwise set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases included in the Plan Supplement, all employment, severance, retirement, indemnification, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors and the Non-Debtor Subsidiaries shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, Claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

O.                                    Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors or any party administering the Claims shall have the sole authority:  (1) to File, withdraw or litigate to judgment objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Court.

P.                                     Listing of New Common Stock; Reporting Obligations

On the Effective Date, none of the New Common Stock will be listed on a national securities exchange.  New Holdco and any of the Reorganized Debtors shall take all necessary action immediately after the Effective Date to suspend any requirement to (i) be a reporting company under the Securities Exchange Act and (ii) file reports with the Securities and Exchange Commission or any other entity or party. Furthermore, neither New Holdco nor any of the Reorganized Debtors shall be required to file monthly operating reports, or any other type of report, with the Court after the Effective Date; provided, that notwithstanding anything to the contrary contained herein, each of the Reorganized Debtors shall provide to the U.S. Trustee a calculation of their disbursements on a quarterly basis until the entry of a final decree pursuant to Bankruptcy Rule 3022 to close the chapter 11 case of such Reorganized Debtor. In order to prevent New Holdco from becoming subject to the reporting requirements of the Securities Exchange Act, except in connection with a public offering, the New Organizational Documents may impose certain trading restrictions, and the New Common Stock will be subject to certain transfer and other restrictions pursuant to the New Organizational Documents.

Q.                                    Preservation of Royalty and Working Interests

Notwithstanding any other provision in the Plan, on and after the Effective Date, all Royalty and Working Interests shall be preserved and remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, and no Royalty and Working Interests shall be compromised or discharged by the Plan.

R.                                     Payment of Certain Fees and Expenses

On the Effective Date, the Reorganized Debtors shall pay in Cash the reasonable fees and expenses (to the extent not already paid and without duplication of payments) of the RBL Agent under the RBL Credit Facility and the Second Lien Agent under the Second Lien Credit Facility.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                     Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than:  (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.

Entry of the Confirmation Order shall constitute a Court order approving the assumptions, assumptions and assignments, or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Court authorizing and providing for its assumption under applicable federal law.  Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order of the Court on or after the Effective Date.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.                                     Claims Based on Rejection of Executory Contracts or Unexpired Leases

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Court within thirty (30) days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.  Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.9 of the Plan, as applicable.

C.                                    Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under an Executory Contract or Unexpired Lease, as reflected on the Cure Notice shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or as soon as reasonably practicable thereafter, subject to the limitations described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.  In the event of a dispute regarding (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

At least 14 days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption and proposed amounts of Cure Claims to the applicable third parties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served and actually received by the Debtors at least seven (7) days before the Confirmation Hearing.  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.  Notwithstanding anything herein to the contrary, in the event that any Executory Contract or Unexpired Lease is removed from the Schedule of Rejected Executory Contracts and Unexpired Leases after such 14-day deadline, a Cure Notice of proposed assumption and proposed amounts of Cure Claims with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a noticed hearing set to consider whether such Executory Contract or Unexpired Lease can be assumed.

In any case, if the Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized Debtors, as applicable, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease.  Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Court.

D.                                    Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

The Debtors reserve their right to assert that rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases.  Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by  the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

E.                                     Indemnification Obligations

Except to the extent inconsistent with the Plan, the obligation of each Debtor to indemnify any individual who is serving or served as one of such Debtor’s directors, officers or employees on or after the Petition Date will be deemed and treated as Executory Contracts that are assumed by each Reorganized Debtor pursuant to the Plan as of the Effective Date on the terms provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor.  Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date; provided that none of the Reorganized Debtors shall amend or restate any New Organizational Documents before or after the Effective Date to terminate or adversely affect any such indemnification obligations.

F.                                     Insurance Policies

Without limiting Article IV.L, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan.  On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

G.                                    Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.                                    Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I.                                         Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.                                       Contracts and Leases Entered into After the Effective Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.                                     Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim (or such Holder’s affiliate) shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan.  Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.                                     Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan.  Any such Claims against Sabine and any Debtor Subsidiaries shall receive the treatment set forth in Article III of the Plan.  Any such Claims shall be released and discharged pursuant to Article VIII.I of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code; provided that, for the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as a particular case is closed, dismissed, or converted.

C.                                    Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.                                      Delivery of Distributions

a.                                      Delivery of Distributions to RBL Agent

Except as otherwise provided in the Plan, all distributions to Holders of RBL Secured Claims shall be made by the Reorganized Debtors to the Holders of RBL Secured Claims of record as of the Distribution Record Date.

b.                                      Delivery of Distributions to Second Lien Agent

Except as otherwise provided in the Plan, all distributions to Holders of Second Lien Claims shall be made by the Reorganized Debtors to the Holders of Second Lien Claims of record as of the Distribution Record Date.

c.                                       Delivery of Distributions to Senior Notes Indenture Trustees

Except as otherwise provided in the Plan or reasonably requested by the Senior Notes Indenture Trustees, all distributions to Holders of Senior Notes Claims shall be deemed completed when made to the Senior Notes Indenture Trustees, which shall be deemed to be the Holder of all Senior Notes Claims for purposes of distributions to be made hereunder.  The Senior Notes Indenture Trustees shall hold or direct such distributions for the benefit of the Holders of Allowed Senior Notes Claims, as applicable.  As soon as practicable in accordance with the requirements set forth in this Article VI, each Senior Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders of Allowed Senior Notes Claims.

d.                                      Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims (other than Holders of RBL Secured Claims, Second Lien Claims, or Senior Notes Claims) or Interests shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors:  (1) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (2) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors after the date of any related Proof of Claim; (3) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (4) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf.  Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.  New Holdco, the Debtors and the Reorganized Debtors shall not incur any liability whatsoever on account of any distributions under the Plan except in the event of gross negligence or willful misconduct, as determined by a Final Order of a court of competent jurisdiction.

2.                                      Minimum Distributions

No fractional shares of New Common Stock or fractional Warrants shall be distributed.  Any such fractional interests shall be rounded down.  No Cash shall be distributed in lieu of such fractional amounts and such fractional amounts shall be deemed to be zero.

Holders of Allowed Claims entitled to Cash distributions of $100 or less or entitled to New Common Stock or Warrants valued at $100.00 or less (as estimated by the Reorganized Debtors in good faith), shall not receive distributions, and each such Claim to which this limitation applies shall be discharged pursuant to Article VIII and its Holder is forever barred pursuant to Article VIII from asserting that Claim against the Reorganized Debtors or their property.

3.                                      Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interests in property shall be redistributed Pro Rata (it being understood that, for purposes of this Article VI.C.3, “Pro Rata” shall be determined as if the Claim underlying such unclaimed distribution had been Disallowed) without need for a further order by the Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be released, settled, compromised, and forever barred.

4.                                      Manner of Payment Pursuant to the Plan

Payments shall be made through distributions of New Common Stock or Warrants.  Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Reorganized Debtors by check or by wire transfer.

D.                                    Securities Registration Exemption

Pursuant to section 1145 of the Bankruptcy Code, the issuance of New Common Stock and the Warrants as contemplated by the Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities.  The New Common Stock and Warrants issued pursuant to section 1145 of the Bankruptcy Code (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, (iii) has not acquired the New Common Stock or the Warrants from an “affiliate” within one year of such transfer, and (iv) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of Title 11 of the United States Code.

Should New Holdco or the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Common Stock or Warrants through the facilities of the DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock or Warrants under applicable securities laws.

The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock or Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock or Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

E.                                     Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, Reorganized Sabine and the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed herein.

F.                                     No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim.

G.                                    Claims Paid or Payable by Third Parties

1.                                      Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be Disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor; provided that the Debtors shall provide 21 days’ notice to the Holder prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen days of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

2.                                      Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court; provided that the Debtors shall provide 21 days’ notice to the Holder of such Claim prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court.

3.                                      Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.
PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.                                     Resolution of Disputed Claims

1.                                      Allowance of Claims

After the Effective Date, each of the Debtors and the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date.  Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

2.                                      Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors by order of the Court, shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court.

3.                                      Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors may (but are not required to) at any time request that the Court estimate any Disputed Claim or Disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Court has ruled on any such objection, and the Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection.  Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero, unless otherwise ordered by the Court.  In the event that the Court estimates any Disputed, contingent, or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on account of such Claim.  Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated.  All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

4.                                      Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Court.

5.                                      Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the Claims Objection Deadline.

B.                                     Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.  All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the applicable Claims Bar Date shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

C.                                    Amendments to Claims

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Court and the Reorganized Debtors and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Court.

D.                                    No Distributions Pending Allowance

If an objection to a Claim or portion thereof is Filed as set forth in Article VII, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

E.                                     Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as reasonably practicable after the date that the order or judgment of the Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law or as otherwise provided in Article III.B.

F.                                     Reserve of New Common Stock and Tranche 2 Warrants

On the Effective Date (or as soon thereafter as is reasonably practicable), the Reorganized Debtors shall withhold a reserve for issuable shares of New Common Stock and Tranche 2 Warrants to pay Holders of Disputed Claims that are General Unsecured Claims that may become Allowed Claims pursuant to the terms of the Plan, with the amount of such Allowed Claims to be determined, solely for the purposes of establishing reserves and for maximum distribution purposes, to be the lesser of (a) the asserted amount of the Disputed Claim filed with the Court, or (if no proof of such Claim was filed) listed by the Debtors in the Schedules, (b) the amount, if any, estimated by the Court pursuant to section 502(c) of the Bankruptcy Code, (c) the amount otherwise agreed to by Sabine and the Holder of such Disputed Claim for reserve purposes, or (d) the lesser of the Disputed Claim Amount and the amount otherwise approved by the Court for purposes of establishing such reserve and setting maximum distributions.  All shares of New Common Stock and Tranche 2 Warrants reserved under this paragraph F shall remain unissued unless and until issued in satisfaction of a Disputed Claim that becomes an Allowed Claim and shall therefore be disregarded in both the numerator and denominator in the calculation of any vote by shareholders of New Holdco under any New Organizational Document.

ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.                                     Settled and Released Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates an integrated compromise and settlement of the Settled Claims, and releases the Released Claims, to achieve a beneficial and efficient resolution of these Chapter 11 Cases for all parties in interest.  If the Plan is accepted by Class 3 and the Plan becomes effective in accordance with its terms, then the RBL Lenders shall be deemed to have accepted the Settlement for all purposes in these Chapter 11 Cases.  Pursuant to the Settlement, the RBL Lenders waive any right to a recovery or distribution of New Common Stock and Warrants in the Second Lien Equity Pool and the Unsecured Equity Pool on account of its RBL Secured Claims and its First Lien Adequate Protection Claim (as defined in the Cash Collateral Order).  In addition, the RBL Lenders shall agree that, pursuant to the Plan, the creditors in Classes 4 through 6 shall receive their Pro Rata share of New Common Stock and Warrants as provided in Article III.

The Settlement provided for herein and the distributions and other benefits provided for under the Plan, including the releases set forth in Article VIII.B, Article VIII.F and Article VIII.G and the exculpation set forth in Article VIII.H, shall be in full satisfaction of any and all potential Claims or Causes of Action that could have been asserted, regardless of whether any of the foregoing Settled Claims are identified herein or could have been asserted. The RBL Agent and the RBL Lenders are permitting distributions of the New Common Stock and Warrants set aside in the Second Lien Equity Pool and the Unsecured Equity Pool to be made to Holders of Allowed Second Lien Claims, Allowed Senior Notes Claims and Allowed General Unsecured Claims in order to settle the Settled Claims in exchange for the releases provided herein.

The entry of the Confirmation Order shall constitute the Court’s approval, as of the Effective Date, of the compromise or settlement of all such Settled Claims and the Court’s determination that such compromises and settlements are in the best interests of the Debtors, their estates, the Reorganized Debtors, creditors and all other parties in interest, and are fair, equitable and within the range of reasonableness.  The compromises, settlements and releases described herein shall be deemed nonseverable from each other and from all other terms of the Plan.

In consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Article VIII.B, Article VIII.F and Article VIII.G and the exculpation set forth in Article VIII.H, shall constitute a good-faith compromise and settlement of all Settled Claims and a release of all Released Claims.

B.                                     Release in Favor of RBL Released Parties

Except as otherwise provided in the Plan, as of the Effective Date and to the fullest extent authorized by applicable law, the Debtors, the Reorganized Debtors, the Estates, the Second Lien Agent, the Second Lien Lenders, the Senior Notes Indenture Trustees, the Senior Notes Holders, the Committee and Committee Members, current direct and indirect Interest Holders in Sabine, and any Holder of a Claim or Interest, expressly, unconditionally, generally and individually and collectively releases, acquits and discharges the RBL Released Parties from any and all Claims, Settled Claims, Released Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of the Debtors, any Claims or Causes of Action asserted or assertable on behalf of any Holder of any Claim against or Interest in the Debtors and any Claims or Causes of Action asserted or assertable on behalf of any other entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort or otherwise, by statute or otherwise, that such party or parties (whether individually or collectively), ever had, now has or hereafter can, shall or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), any preference, fraudulent transfer or other avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code or any other applicable law, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, or any other transaction relating to any security of the Debtors, or any other transaction or other arrangement with the Debtors arising before the Effective Date, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan, the business or contractual arrangements between the Debtors, on the one hand, and any of such party or parties, on the other hand, the restructuring of Claims and Interests before or during the Restructuring Transactions implemented by the Plan, the negotiation, formulation or preparation of the Restructuring Transactions, the Plan, the Plan Supplement, the Disclosure Statement or any related agreements, any asset purchase agreement, instruments or other documents created or entered into in connection with the Disclosure Statement, the Plan, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing, except for any act or omission that constitutes fraud, gross negligence, or willful misconduct as determined by a Final Order of a court of competent jurisdiction (it being understood and agreed that to the extent any of the Released Claims involve allegations of fraud, gross negligence or willful misconduct by any of the RBL Released Parties, then the RBL Released Parties shall be forever released and discharged from such Released Claims notwithstanding anything to the contrary contained herein).  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.  The releases set forth above do not include a release for lenders under the Old Forest RBL and the Old Sabine RBL that are not RBL Lenders.

C.                                    Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, including the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan.  Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

D.                                    Term of Injunctions or Stays

Unless otherwise provided herein or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 362 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date set forth in the order providing for such injunction or stay.

E.                                     Release of Liens

Except as otherwise specifically provided in the Plan, the Exit Revolver Credit Facility Documents or the New Second Lien Credit Facility Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Revolver Credit Facility Documents and the New Second Lien Credit Facility Documents), or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors.  In addition, at the sole cost of the Debtors or the Reorganized Debtors, the RBL Agent and the Second Lien Agent shall execute and deliver all documents reasonably requested by the Debtors, Reorganized Debtors, the Exit Revolver Agent, or the New Second Lien Agent to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

F.                                     Debtor Release

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, on and after the Effective Date, the RBL Released Parties and the Released Parties are deemed expressly, unconditionally, generally, and individually and collectively, acquitted, released and discharged by the Debtors, the Reorganized Debtors, and the Estates, each on behalf of itself and its predecessors, successors, and assigns, subsidiaries, affiliates, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, from any and all Claims, Settled Claims, Released Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of the Debtors, any Claims or Causes of Action asserted or assertable on behalf of any Holder of any Claim against or Interest in the Debtors and any Claims or Causes of Action asserted or assertable on behalf of any other entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort or otherwise, by statute or otherwise, that such Releasing Party (whether individually or collectively), ever had, now has or hereafter can, shall or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), any preference, fraudulent transfer or other avoidance claim pursuant to sections 544, 547, 548, 549, 550 and 551 of the Bankruptcy Code or any other applicable law, the purchase, sale or rescission of the purchase or sale of, or any other transaction relating to any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan, the business or contractual arrangements between the Debtors, on the one hand, and the Releasing Parties, on the other hand, the restructuring of Claims and Interests before or during the Restructuring Transactions implemented by the Plan or any other transaction or other arrangement with the Debtors arising before the Effective Date, the negotiation, formulation or preparation of the Restructuring Transactions, the Plan, the Plan Supplement, the Disclosure Statement or any related agreements, any asset purchase agreement, instruments or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any RBL Released Party or Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing, except for any act or omission that constitutes fraud, gross negligence or willful misconduct as determined by a Final Order of a court of competent jurisdiction (it being understood and agreed that to the extent any of the Released Claims involve allegations of fraud, gross negligence or willful misconduct by any of the RBL Released Parties, the RBL Released Parties shall be forever released and discharged from such Released Claims notwithstanding anything to the contrary contained herein); provided that nothing in the foregoing shall (x) result in any of the Debtors’ officers and directors waiving any indemnification Claims against the Debtors or any of their insurance carriers or any rights as beneficiaries of any insurance policies, which indemnification obligations and insurance policies shall be assumed by the Reorganized Debtors; or (y) release any indemnities (or any liabilities or obligations thereunder) set forth in the RBL Credit Agreement or the Second Lien Credit Agreement that are intended to survive the termination thereof.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

G.                                    Third Party Release

Except as otherwise provided in the Plan, as of the Effective Date and to the fullest extent authorized by applicable law, each Releasing Party expressly, unconditionally, generally and individually and collectively releases, acquits and discharges the Debtors, Reorganized Debtors, and Released Parties from any and all Claims, Settled Claims, Released Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of the Debtors, any Claims or Causes of Action asserted or assertable on behalf of any Holder of any Claim against or Interest in the Debtors and any Claims or Causes of Action asserted or assertable on behalf of any other entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort or otherwise, by statute or otherwise, that such Releasing Party (whether individually or collectively), ever had, now has or hereafter can, shall or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), any preference, fraudulent transfer, or other avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code or any other applicable law, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, or any other transaction relating to any security of the Debtors, or any other transaction or other arrangement with the Debtors arising before the Effective Date, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan, the business or contractual arrangements between the Debtors, on the one hand, and any of the Releasing Parties, on the other hand, the restructuring of Claims and Interests before or during the Restructuring Transactions implemented by the Plan, the negotiation, formulation or preparation of the Restructuring Transactions, the Plan, the Plan Supplement, the Disclosure Statement or any related agreements, any asset purchase agreement, instruments or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing, except for any act or omission that constitutes fraud, gross negligence, willful misconduct, or insider trading as determined by a Final Order of a court of competent jurisdiction; provided that nothing in the foregoing shall (x) result in any of the Debtors’ officers and directors waiving any indemnification Claims against the Debtors or any of their insurance carriers or any rights as beneficiaries of any insurance policies, which indemnification obligations and insurance policies shall be assumed by the Reorganized Debtors; or (y) release any indemnities (or any liabilities or obligations thereunder) set forth in the Second Lien Credit Agreement that are intended to survive the termination thereof.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

H.                                    Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim; provided that the foregoing “Exculpation” shall have no effect on the liability of any entity that results from any such act or omission that is determined by a Final Order to have constituted fraud, gross negligence, willful misconduct, or insider trading; provided further that it is understood and agreed that to the extent any of the Exculpated Claims involve allegations of fraud, gross negligence, willful misconduct, or insider trading by any of the RBL Released Parties, the RBL Released Parties shall be forever released and exculpated from such Exculpated Claims notwithstanding anything to the contrary contained herein.  The Exculpated Parties have participated in any and all activities potentially underlying any Exculpated Claim in good faith and in compliance with the applicable laws.

I.                                         Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been settled pursuant to Article VIII.A of the Plan, released pursuant to Article VIII.B, Article VIII.F, or Article VIII.G of the Plan, discharged pursuant to Article VIII.C of the Plan, or are subject to exculpation pursuant to Article VIII.H of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Non-Debtor Subsidiaries, New Holdco, the Reorganized Debtors, the Released Parties, the RBL Released Parties, or the Exculpated Parties:  (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.  Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement) executed to implement the Plan.

J.             Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in the Plan (including under Article VIII of the Plan) expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in his favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims.  Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to Claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the RBL Released Party or the Released Party, including the provisions of California Civil Code Section 1542.  The releases contained in Article VIII of the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

K.                                    Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

L.                                      Subordination

Except as otherwise provided in the Plan, any distributions under the Plan to Holders shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights.  Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from and after the Effective Date from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

Subject to entry of the Confirmation Order and Article VIII.A and VIII.C, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, except as specifically provided for under the Plan. Notwithstanding anything herein to the contrary, and as provided in Article III of the Plan, no Holder of a Section 510(b) Claim shall receive any distribution on account of such Section 510(b) Claim, and all Section 510(b) Claims shall be extinguished.

M.           Setoffs

Except as otherwise provided herein and subject to applicable law, the Debtors may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, set off against any Allowed Claim or Interest (which setoff shall be made against the Allowed Claim or Interest, not against any distributions to be made under the Plan with respect to such Allowed Claim or Interest), any Claims, rights, and Causes of Action of any nature that such Debtor may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise released, waived, relinquished, exculpated, compromised, or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise), and any distribution to which a Holder is entitled under the Plan shall be made on account of the Claim or Interest, as reduced after application of the setoff described above.  In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any

Claim, right, or Cause of Action of the Debtors unless such Holder obtains entry of a Final Order entered by the Court authorizing such setoff or unless such setoff is otherwise agreed to in writing by the Debtors and a Holder of a Claim or Interest; provided that, where there is no written agreement between the Debtors and a Holder of a Claim authorizing such setoff, nothing herein shall prejudice or be deemed to have prejudiced the Debtors’ rights to assert that any Holder’s setoff rights were required to have been asserted by motion to the Court prior to the Effective Date.

N.            Special Provision Governing Accrued Professional Compensation Claims and Final Fee Applications

For the avoidance of doubt, the releases in Article VIII of the Plan shall not waive, affect, limit, restrict, or otherwise modify the right of any party in interest to object to any Accrued Professional Compensation Claim or final fee application Filed by any Professional in the Chapter 11 Cases.

ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.                                     Conditions Precedent to Confirmation

It shall be a condition to confirmation of the Plan that the following conditions shall have been satisfied (or waived pursuant to Article IX.C hereof):

1.                                      The Disclosure Statement shall have been in form and substance reasonably acceptable to the Debtors and the RBL Agent (which consent shall not be unreasonably withheld), and an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Court; and

2.                                      The proposed Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors, the RBL Agent (which consent shall not be unreasonably withheld), and the Second Lien Agent (but only with respect to the terms of the Plan that adversely affects the recoveries of Holders of Second Lien Claims in a manner that is disproportionate to other similarly situated minority holders of New Common Stock).

B.                                     Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C hereof):

1.                                      The Confirmation Order shall have become a Final Order that has not been stayed or modified or vacated on appeal;

2.                                      The Professional Fee Escrow shall have been established and funded in Cash in accordance with Article II.B.1 of the Plan;

3.                                      The Exit Revolver Credit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation of the Exit Revolver Credit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Revolver Credit Facility shall have occurred;

4.                                      The New Second Lien Credit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation of the New Second Lien Credit Facility shall have been waived or satisfied in accordance with the terms thereof and the closing of the New Second Lien Credit Facility shall have occurred;

5.                                      All actions and all agreements, instruments or other documents necessary to implement the Plan (including the Stockholders’ Agreement, the Registration Rights Agreement, and the Warrant

Agreements) shall have been effected or executed and delivered, as applicable, by no later than June 30, 2016, and shall be reasonably acceptable to the Debtors and the RBL Agent; and

6.                                      The Debtors shall have received any authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Plan and that are required by law, regulation or order.

C.                                    Waiver of Conditions

The conditions to the confirmation of the Plan and Effective Date of the Plan set forth in this Article IX may be waived only by the Debtors with the consent of the RBL Agent, which consent shall not be unreasonably withheld, without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

D.                                    Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

E.                                     Effect of Non-Occurrence of Conditions to the Effective Date

If the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Debtors or any other Person or Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Person or Entity.

ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.                                     Modification and Amendments

Subject to the limitations contained herein, the Debtors, with the consent of the RBL Agent, which consent shall not be unreasonably withheld, and the Second Lien Agent (but only with respect to (i) amendments to the terms of the Warrant Agreements and (ii) amendments to any other documents only to the extent that such amendment adversely affects the recoveries of Holders of Second Lien Claims in a manner that is disproportionate to other similarly situated minority holders of New Common Stock), which consent shall not be unreasonably withheld, reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors, with the consent of the RBL Agent, which consent shall not be unreasonably withheld, and the Second Lien Agent (but only with respect to (i) amendments to the terms of the Warrant Agreements and (ii) amendments to any other documents only to the extent that such amendment adversely affects the recoveries of Holders of Second Lien Claims in a manner that is disproportionate to other similarly situated minority holders of New Common Stock), which consent shall not be unreasonably withheld, expressly reserve their rights to alter, amend, or modify materially the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.                                     Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.                                    Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date, subject to the consent of the RBL Agent, which consent shall not be unreasonably withheld; provided, however, that notwithstanding the forgoing, the Debtors shall be permitted to revoke or withdraw the Plan without such consent if doing so is required to satisfy their fiduciary duties.  If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall:  (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims or the Non-Debtor Subsidiaries; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity, including the Non-Debtor Subsidiaries.

ARTICLE XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1.                                      Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.                                      decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.                                      resolve any matters related to:  (a) the assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, Cure Costs pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Reorganized Debtors amending, modifying, or supplementing, after the Confirmation Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed and assigned or rejected or otherwise; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.                                      ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.                                      adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.                                      adjudicate, decide, or resolve any and all matters related to Causes of Action;

7.                                      adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.                                      enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9.                                      enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.                               resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.                               issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.                               resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.                               resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.G.1 hereof;

14.                               enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.                               determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement; provided that the Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court;

16.                               adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

17.                               consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

18.                               determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.                               hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20.                               hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

21.                               enforce all orders previously entered by the Court;

22.                               hear any other matter not inconsistent with the Bankruptcy Code;

23.                               enter an order concluding or closing the Chapter 11 Cases;

24.                               enforce all orders previously entered by the Court, resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or any contract, instrument, release, or other agreement or document that is entered into or delivered pursuant thereto or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents; and

25.                               enforce the injunction, release, and exculpation provisions set forth in Article VIII hereof.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit Revolver Credit Facility Documents, the New Second Lien Credit Facility Documents and any documents set forth in the Plan Supplement shall be governed by the respective jurisdictional provisions therein.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

A.                                     Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.  All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.                                     Additional Documents

On or before the Effective Date, the Debtors may File with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.                                    Dissolution of the Committee

On the Effective Date, the Committee shall dissolve and all members, employees, or agents thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Cases.  The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the members of or advisors to the Committee after the Effective Date.

D.                                    Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Court shall enter the Confirmation Order.  Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of the Debtors, with respect to the Holders of Claims or Interests prior to the Effective Date.

E.                                     Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.                                     Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors, Reorganized Debtors, RBL Agent or Second Lien Agent shall be served on:

If to the Debtors, to:

Sabine Oil & Gas Corporation
1415 Louisiana, Suite 1600
Houston, Texas 77002
Attn.:  Michael Magilton

With copies to:

Kirkland & Ellis LLP
Kirkland & Ellis International LLP
601 Lexington Avenue
New York, New York 10022
Attn.:  Jonathan S. Henes, P.C., Christopher Marcus, P.C. and Cristine Pirro

Kirkland & Ellis LLP
Kirkland & Ellis International LLP
300 North LaSalle Drive
Chicago, Illinois 60654
Attn.:  Ryan B. Bennett and Brad Weiland

If to the RBL Agent:

Linklaters LLP
1345 Avenue of the Americas
New York, New York 10105
Attn.:  Margot B. Schonholtz and Robert H. Trust

If to the Second Lien Agent:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn.:  Brian S. Hermann, Kyle J. Kimpler and Kellie A. Cairns

G.                                    Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.                                    Entire Agreement

Except as otherwise indicated, the Plan, the Confirmation Order, the documents set forth in the Plan Supplement, the Exit Revolver Credit Facility Documents and the New Second Lien Credit Facility Documents, supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.                                         Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.primeclerk.com/sabine/ or the Court’s website at http://www.nysb.uscourts.gov/.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.

J.                                       Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall be prohibited from altering or interpreting such term or provision to make it valid or enforceable, provided that at the request of the Debtors, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such terms or provision shall then be applicable as altered or interpreted; provided further  that any such alteration or interpretation shall be acceptable to the Debtors.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

K.                                    Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.                                      Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

Respectfully submitted, as of the date first set forth above,

Sabine Oil & Gas Corporation (for itself and all Debtors)

By:	/s/ Michael Magilton
Name:	Michael Magilton
Title:	Senior Vice President and Chief Financial Officer